Exhibit 10.42

EXECUTION

LEASE

BETWEEN

SQUARE 54 OFFICE OWNER LLC

(as Landlord)

AND

VANDA PHARMACEUTICALS INC.

(as Tenant)

2200 Pennsylvania Avenue, N.W.

Washington, D.C.

2200 Pennsylvania Ave Vanda Pharmaceuticals Inc.

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RIDER NO. 1	Renewal

EXHIBIT A	Diagram of Premises

EXHIBIT A-1	Office Parking Area, Residential Parking Area, GWU Parking Area and Garage Common Area

EXHIBIT A-2	Description of Land

EXHIBIT B	Work Agreement

	Schedule I	Base Building Office Shell Definition

	Schedule II	List of Building Plans and Specifications

	Schedule III	[Intentionally Omitted]

	Schedule IV	Rules for Contractors

	Schedule V	Close-Out Requirements

EXHIBIT C	Rules and Regulations

EXHIBIT D	Form of Declaration

EXHIBIT E	Janitorial Specifications

EXHIBIT F	Form of Acceptable Letter of Credit

EXHIBIT G	Current List of Additional Insureds

EXHIBIT H	Acceptable Forms of Certificates of Insurance

EXHIBIT I	List of Environmental Reports

EXHIBIT J	Form of Current Ground Lessor’s Nondisturbance Agreement

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LEASE

THIS LEASE (this “Lease”) is made as of the 25th day of July, 2011 (the “Effective Date”), by and between SQUARE 54 OFFICE OWNER LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and VANDA PHARMACEUTICALS INC., a Delaware corporation (hereinafter referred to as “Tenant”).

RECITALS:

A. The George Washington University, a federally chartered corporation (“GWU”), owns fee simple title to the property known for assessment and taxation purposes as Lots 841, 842, 7000, 7001, 7002, 7003, 7004, 7005, 7006, 7007, 7008, 7009, 7010, 7011 and 7012 in Square 54 in the District of Columbia in the subdivision made by The George Washington University in said Square 54 (the “GW Property”).

B. The GW Property has been developed as a mixed use development consisting of (collectively, the “Project”): (i) a Class A office building (as more particularly described below), (ii) a high-end luxury residential building (with two towers consisting in the aggregate of approximately 272,000 rentable square feet of residential space), including affordable housing units (collectively, the “Residential Building”), (iii) retail space to be located within the office building and the residential building of approximately 72,000 rentable square feet (the “Retail Space”), (iv) a parking garage (as more particularly described below) and (v) a common courtyard.

C. Pursuant to that certain Lease dated February 4, 2008 and effective as of February 1, 2008, between GWU, as ground lessor, and Square 54 Residential Owner LLC (“Residential Owner”), as ground lessee (as amended by instrument recorded on May 10, 2011, and as the same may be further amended from time to time, the “Residential Ground Lease”), GWU leases a portion of the GW Property to Residential Owner for the construction of the Residential Building. The Residential Building includes certain below grade areas located within the Garage (but expressly part of the gross area of the Residential Building and not part of the gross area of the Garage) that solely serve the Residential Building, including without limitation, the residential shuttle elevator lobby vestibules, residential mechanical room, residential telephone room, residential switchgear room, residential standby power room, residential domestic water room, residential fire pump room, and residential support services room (collectively, the “Residential MEP Rooms”)

D. Pursuant to that certain Lease dated February 4, 2008 and effective as of February 1, 2008, between GWU, as ground lessor, and Landlord, as ground lessee (as amended by instrument recorded on May 10, 2011, and as the same may be amended from time to time, the “Office Ground Lease”), GWU leases a portion of the GW Property as described on Exhibit A-2 attached hereto (the “Land”) to Landlord. Landlord has constructed an office building (the “Building”) on the Land.

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E. Landlord and the Residential Owner have constructed a parking garage on the GW Property consisting of five (5) levels below grade (the “Garage”), a portion of which will serve the Building (the “Office Parking Area”), and a loading dock (the “Loading Dock”). In addition to the Office Parking Area within the Garage, a portion of the Garage serves the Residential Building (the “Residential Parking Area”), a portion of the Garage serves GWU (the “GWU Parking Area”), and the remaining portion of the Garage will constitute common area (the “Garage Common Area”). The Office Parking Area, Residential Parking Area, GWU Parking Area and Garage Common Area all are more particularly shown on Exhibit A-1 attached hereto and made a part hereof. Landlord also has constructed on the Land a common courtyard (the “Common Courtyard”). GWU, Landlord and the Residential Owner have entered into a Declaration of Cross-Easements and Operating, Parking and Common Area Agreement (as the same may be amended from time to time, the “REA”) addressing the operation, maintenance and repair of the Garage, the Loading Dock and the Common Courtyard.

F. The Building is located at 2200 Pennsylvania Avenue, N.W., Washington, D.C., and consists of ten (10) stories at and above grade, comprised of an “East Tower” and a “West Tower,” and certain below grade areas located within the Garage (but expressly part of the gross Building area and not part of the gross Garage area) that solely serve the Building, including without limitation, the office shuttle elevator lobby vestibules, office chiller room, office telephone room, office gas room, office security room, office engineering shop, office switchgear room, office standby power room, office domestic water room, and office fire pump room (collectively, the “Office MEP Rooms”), such Building totaling approximately 460,000 total rentable square feet, consisting of approximately 440,000 square feet of rentable area of office space, sometimes hereinafter referred to as the “Office Space” and approximately 20,000 square feet of rentable area of retail space, sometimes hereinafter referred to as the “Office Building Retail Space.”

G. Tenant desires to lease space in the Building from Landlord, and Landlord is willing to lease space in the Building to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below:

ARTICLE I

THE PREMISES

1.1 Landlord hereby demises and leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the terms, conditions, covenants and agreements herein provided, twenty-one thousand four hundred (21,400) square feet of rentable area, located on, and comprising the entire rentable area of, the third (3rd) floor of the East Tower of the Building (“Premises”), such amount of rentable area having been conclusively determined and agreed-upon by the parties, it being expressly understood and agreed that Tenant shall have no right of remeasurement with respect to the Premises and/or Building (or any portion thereof). The location and configuration of the Premises are outlined on Exhibit A attached hereto and made a part hereof.

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1.2 The lease of the Premises includes the right, together with other tenants of the Building and members of the public, to use the common and public areas within the Building, but includes no other rights not specifically set forth herein. The lease of the Premises also is subject to the Office Ground Lease and any covenants, conditions and restrictions of record.

1.3 The rentable area in the Premises and the Building have been calculated in accordance with the American National Standards Institute, Inc./Building Owners and Managers Association standard method of measuring floor area, ANSI/BOMA Z65.1-1996 (“BOMA”). Notwithstanding anything in this Lease to the contrary, both parties acknowledge and agree that the rentable square footage of the fitness facility referenced in Section 14.7 below and the property management office have been included in calculating the “core area factor” for the Building.

ARTICLE II

TERM

2.1 All of the provisions of this Lease shall be in full force and effect from and after the Effective Date. The term of this Lease (“Lease Term”) shall be for one hundred thirty-two (132) full calendar months, commencing on the Lease Commencement Date, as determined pursuant to Section 2.2 hereof, and continuing for a period of one hundred thirty-two (132) full calendar months thereafter, unless such Lease Term shall be terminated earlier in accordance with the provisions hereof or shall be extended in accordance with the provisions of Rider No. 1 to this Lease. Notwithstanding the foregoing, if the Lease Commencement Date shall occur on a day other than the first day of a month, the Lease Term shall commence on such date and continue for the balance of such month and for a period of one hundred thirty-two (132) full calendar months thereafter. The term “Lease Term” shall include any and all renewals and extensions of the term of this Lease.

2.2 The Premises will be delivered to Tenant in Ready for Buildout Condition (as defined in Exhibit B) promptly following the date on which this Lease has been fully executed and delivered (the “Premises Delivery”), and the “Lease Commencement Date” shall be the date that is the earlier to occur of (a) the date on which Tenant commences beneficial use of the Premises for the conduct of its business and (b) April 1, 2012. Tenant’s taking possession of the Premises shall constitute Tenant’s acknowledgement that the Premises is in Ready for Buildout Condition. Tenant shall be deemed to have commenced beneficial use of the Premises when Tenant commences business operations in the Premises. In the event Premises Delivery is delayed, regardless of the reasons or causes of such delay, this Lease shall not be rendered void or voidable as a result of such delay, the Term of this Lease shall commence on the Lease Commencement Date as determined in accordance with the foregoing, and except as expressly provided herein, Landlord shall not have any liability whatsoever to Tenant on account of any such delay. Notwithstanding the foregoing, if Premises Delivery does not occur on or before the date that is five (5) business

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days following the date on which this Lease has been fully executed and delivered by Landlord and Tenant, including Tenant’s delivery to Landlord of the Advanced Rent and Security Deposit required hereunder (each such day beyond such five business day period to constitute “Premises Delivery Delay”) and/or in the event of any Landlord Delay (as defined in Paragraph 12 of Exhibit B hereto), then, as Tenant’s sole and exclusive remedy in connection therewith, the April 1, 2012 date set forth in this Section 2.2(b) above shall be extended by one (1) day for each such day of Premises Delivery Delay or Landlord Delay, as applicable.

2.3 Promptly after the Lease Commencement Date has occurred, Landlord and Tenant shall execute a written declaration setting forth the Lease Commencement Date, the date upon which the initial term of this Lease will expire, and the other information set forth therein. The form of such declaration is attached hereto as Exhibit D, and is made a part hereof. Any failure of the parties to execute such declaration shall not affect the validity of the Lease Commencement Date as determined in accordance with this Article.

2.4 For purposes of this Lease, the term “Lease Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the Lease Commencement Date and each successive twelve (12) month period thereafter, except that if the Lease Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall also include the period from the Lease Commencement Date to the first day of the following month.

ARTICLE III

BASE RENT

3.1 (a) During the Lease Term, Tenant shall pay to Landlord as annual base rent (used interchangeably as “Base Rent” or “base rent”) for the Premises, without set off, deduction or demand, an amount equal to the product of Forty-Seven and 00/100 Dollars ($47.00), multiplied by the total number of square feet of rentable area in the Premises as set forth in Section 1.1, which amount shall be increased as provided in Section 3.2 below. The annual base rent payable hereunder during each Lease Year shall be divided into equal monthly installments and such monthly installments shall be due and payable in advance on the first day of each month during such Lease Year. Concurrently with the signing of this Lease, Tenant shall pay to Landlord the sum of Eighty-Three Thousand Eight Hundred Sixteen and 67/100 Dollars ($83,816.67) (“Advanced Rent”), which sum shall be credited by Landlord toward the monthly installment of annual base rent due on the first (1st) day of the first calendar month falling after the month in which the Lease Commencement Date occurs (subject to any abatement to which Tenant is entitled pursuant to Section 3.1(b) below). In addition, if the Lease Term begins on a date other than on the first day of a month, rent from such date until the first day of the following month shall be prorated on a per diem basis at the base rate payable during the first month, and such prorated rent shall be payable in advance on the day immediately following the last day of the Abatement Period (as hereinafter defined).

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(b) Notwithstanding anything to the contrary contained in this Article III and provided no Event of Default by Tenant has occurred, Landlord hereby agrees to grant Tenant an abatement of the annual base rent payable hereunder (and the Operating Expenses payable pursuant to Section 4.1(a) below) for a period of twelve (12) full calendar months from the Lease Commencement Date, as defined in Section 2.2 above (the “Abatement Period”). Thereafter, commencing on the first day of the second (2nd) Lease Year, Tenant shall pay the full amount of annual base rent due in accordance with the provisions of this Article III (and the full amount of Tenant’s proportionate share of Operating Expenses due in accordance with the provisions of Article IV). Notwithstanding anything to the contrary in this Section 3.1(b), the rent escalation, as required by Section 3.2 below, shall be based on the full and unabated amount of rent payable for the first (1st) Lease Year as set forth in Section 3.1(a) above.

3.2 (a) Commencing on the first (1st) day of the second (2nd) Lease Year and on the first day of each and every Lease Year thereafter during the Lease Term, the annual base rent shall be increased by two and fifty hundredths percent (2.50%) of the amount of annual base rent payable for the preceding Lease Year.

(b) Based on the foregoing, the Annual Base Rent and Monthly Base Rent payable for the Premises during the initial Lease Term shall be as follows (subject to Section 3.1(b) above):

Lease Year	Base Rate/RSF	Annual Base Rent	Monthly Base Rent

1	$47.00	$1,005,800.04	$83,816.67
2	$48.18	$1,031,052.00	$85,921.00
3	$49.38	$1,056,732.00	$88,061.00
4	$50.61	$1,083,054.00	$90,254.50
5	$51.88	$1,110,231.96	$92,519.33
6	$53.18	$1,138,052.04	$94,837.67
7	$54.51	$1,166,514.00	$97,209.50
8	$55.87	$1,195,617.96	$99,634.83
9	$57.26	$1,225,364.04	$102,113.67
10	$58.70	$1,256,180.04	$104,681.67
11	$60.16	$1,287,423.96	$107,285.33

3.3 All rent shall be paid to Landlord in legal tender of the United States at c/o Boston Properties, P.O. Box 3557, Boston, MA 02241-3557, or to such other address as Landlord may designate from time to time by written notice to Tenant. If Landlord shall at any time accept rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to

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all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.

3.4 Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

ARTICLE IV

ADDITIONAL RENT

4.1 Operating Expenses and Real Estate Taxes.

(a) Commencing on the Lease Commencement Date (subject to any abatement to which Tenant is entitled, as described below in this sentence) and continuing with each calendar year thereafter during the Lease Term, Tenant shall pay Landlord, as additional rent for the Premises, Tenant’s proportionate share of the operating expenses incurred by Landlord in connection with the management, operation and ownership of the Building including the portion of the Garage and the Loading Dock and the Common Courtyard serving the Building, and the Garage Common Area (“Operating Expenses”) during any calendar year falling entirely or partly within the Lease Term; provided, however, that Tenant is hereby granted an abatement of the foregoing additional rent for the Abatement Period, subject to the terms of Section 3.1(b) above. For purposes of this Article IV Tenant’s proportionate share of such Operating Expenses shall be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises from time to time and the denominator of which is the total number of square feet of rentable area in the Building from time to time, excluding the number of square feet devoted to storage space and parking. It is understood that the number comprising such denominator is subject to change because of changes in the use or configuration of space in the Building or the addition of space to the Building or the deletion of space from the Building or in the amount of space leased by tenants who pay by separate meter for their electrical and/or janitorial, cleaning, or other utilities or services so that Tenant actually pays its fair share of Operating Expenses. The denominator with respect to Real Estate Taxes (as defined in Section 4.1(c) below) shall be calculated based on the total number of square feet of rentable area in the Building, including portions of the Building occupied by retail tenants but exclusive of the Garage and storage areas. Space leased by retail tenants is excluded from the denominator with respect to both (i)

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rubbish removal, water, electricity and janitorial service exclusively provided to their premises (and expenses for such services to their premises are excluded from Operating Expenses), and (ii) other costs and expenses determined by Landlord to have been incurred in connection with services related to the office portion of the Building. However, space leased by retail tenants is included in the denominator with respect to common area water, electricity and janitorial, and all other categories of expenses included in Operating Expenses. Tenant acknowledges and understands that with respect to certain of the Operating Expenses set forth herein (e.g., costs relating to the Garage Common Area, the Loading Dock and the Common Courtyard), Tenant will be paying its proportionate share of Operating Expenses which are attributable to the Building’s proportionate share of such expenses relative to the Project, with appropriate adjustments to the extent such expenses are not attributable to circumstances or conditions present in the Building or otherwise applicable to the Project as a whole. The specific obligations of Tenant with respect to such expenses shall be governed by the remaining sections of this Article IV. Tenant’s proportionate share shall increase in the event Tenant expands the Premises.

(b) Operating Expenses shall include, without limitation, the costs and expenses described in Subsection (1) below, but shall not include the costs and expenses described in Subsection (2) below.

(1) Included costs and expenses (which shall in all cases be net of any discounts, credits, reimbursements and rebates received by Landlord):

(i) Gas, water, sewer, electricity and other utility charges (including surcharges) of every type and nature (except to the extent separately metered to individual tenants and payable by such tenants directly to the applicable utility, or otherwise reimbursed to Landlord by tenants of the Building).

(ii) Insurance premiums paid by Landlord.

(iii) Personnel costs of the Building, including, but not limited to, salaries, wages, fringe benefits and other direct and indirect costs of engineers, superintendents, watchmen, porters, property accountants and any other personnel related to the management, maintenance, repair and operation of the Building (“Personnel”).

(iv) Costs of service and maintenance contracts, including, but not limited to, chillers, boilers, controls, elevators, mail chute, windows, access control service, landscaping, snow and ice removal, management fees in an amount not to exceed for any calendar year during the initial Lease Term more than 5% of the annual gross revenues for the Building, and air and water quality testing.

(v) All other maintenance and repair expenses and supplies which are deducted by Landlord in computing its Federal income tax liability.

(vi) Amortization over the Approved Period (as defined below), with interest at Landlord’s cost of financing, or, if the improvement is not financed, at the prime

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rate reported by the Bank of America on the date of such expenditure, for capital expenditures made by Landlord (A) to reduce operating expenses if and to the extent the annual reduction in Operating Expenses will be equal to or will exceed the annual amortization and financing costs therefor, or (B) to comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations and orders of the District of Columbia, the United States of America and any other governmental or quasi-governmental agency having jurisdiction over the Premises (collectively, “Legal Requirements”), which Legal Requirements are first applicable to the Building after the Lease Commencement Date; the “Approved Period” shall mean the time period equal to the longest allowable useful life of the improvement permitted under generally accepted accounting principles, except that with respect to an improvement made for the purpose of reducing Operating Expenses, Landlord may reduce such time period to the number of years that it will take to fully amortize the cost of the capital expenditure if the yearly amortization amount (including interest as aforesaid) is equal to the projected annual savings as reasonably estimated by Landlord.

(vii) Any other costs and expenses reasonably incurred by Landlord in maintaining or operating the Building (including major repairs for maintenance purposes, but excluding capital improvements, except as permitted pursuant to subsection 4.1(b)(1)(vi) above), except as provided in (2) below.

(viii) Real Estate Taxes (as hereinafter defined).

(ix) The costs of any additional services not provided to the Building at the Lease Commencement Date but thereafter provided by Landlord in the prudent management of the Building.

(x) Charges for concierge (if any), access control, janitorial, and cleaning services (including supplies) for operation and maintenance of the Building (including the loading dock serving the Building), the fitness facility and the roof deck to the extent available for use by all office tenants of the Building .

(xi) Personnel costs of the regional property manager and regional engineer, even if such persons work off-site, so long as such persons are not part of the corporate office and only if such person’s time is allocable to the Building, consistent with the portion of such person’s time allocated to the Building.

(xii) Costs of maintaining management or engineering offices serving the Building, including, without limitation, the costs of telephone services, office equipment, including upgrades and replacements thereof, and office supplies, but excluding any cost for the initial furnishing of such offices.

(xiii) Accounting expenses reasonably incurred by Landlord in calculating Operating Expenses and legal fees and expenses reasonably incurred by Landlord in connection with proceedings undertaken to reduce Operating Expenses.

(xiv) Project Common Expenses, hereinafter defined.

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(xv) Any costs or expenses incurred by Landlord with respect to the imposition of taxes, charges or fees levied, assessed or imposed against the Building or Landlord or any of Landlord’s constituent members in connection with the development, financing, construction, operation, maintenance and/or use of any major league baseball stadium and/or other sports complex in the District of Columbia.

(2) Excluded costs and expenses:

(i) Principal, interest or other amounts payable on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building.

(ii) Capital improvements to the Building other than those permitted in subsection 4.1(b)(1)(vi) above.

(iii) Legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building, or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building).

(iv) Legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other advertising and marketing expenses incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals).

(v) The cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Building (other than pursuant to this Section 4.1), other third parties, or is covered by a warranty to the extent of reimbursement for such coverage.

(vi) Expenditures for any leasehold improvements which are made in connection with the preparation of any portion of the Building for occupancy by any tenant or which are not made generally to or for the benefit of the Building.

(vii) The cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense.

(viii) The cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord pursuant to this Lease.

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(ix) The cost of acquiring (but not of maintaining) sculptures, paintings or other objects of fine art in the Building.

(x) Reserves for bad debt loss or rent loss, or any other reserves, including without limitation, reserves for tenant improvements and leasing commissions.

(xi) Unfunded contributions to operating expense reserves by other tenants.

(xii) Contributions to charitable or political organizations.

(xiii) Damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties.

(xiv) Fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building.

(xv) Interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances, or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense.

(xvi) The cost of remediation and removal of “Hazardous Materials” (as defined in Section 6.3) in the Building required by “Environmental Law” (as defined in Section 6.3), provided, however, that the provisions of this clause xvi shall not preclude the inclusion of costs with respect to materials (whether existing at the Building as of the Lease Commencement Date or subsequently introduced to the Building) which are not as of the Lease Commencement Date (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Article VI for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties).

(xvii) Costs of replacements, alterations or improvements necessary to make the Building comply with Legal Requirements in effect and applicable to the Building prior to the Lease Commencement Date, provided, however, that the provisions of this clause xvii shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the Effective Date if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the Effective Date.

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(xviii) Costs for the original construction and development of the Building (including any “tap fees” or one-time lump sum sewer or water connection fees) and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials.

(xix) Costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Building, including, without limitation, entity accounting and legal matters.

(xx) Salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of regional property manager or regional engineer.

(xxi) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are reasonably allocated to the Building.

(xxii) Except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds the reasonable cost for such services or materials in Class A office buildings in the Market Area absent such relationship.

(xxiii) Depreciation for the Building and personal property contained therein.

(xxiv) Except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds the reasonable cost for such services or materials in Class A office buildings in the Market Area absent such relationship.

(xxv) Compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by the operator thereof (i.e., newsstands).

(xxvi) Any entertainment expenses of Landlord’s employees, and any travel expenses not related to the operation or management of the Building.

(c) “Real Estate Taxes” shall mean (i) all real estate taxes and other impositions, including general and special assessments, property owner association fees, business improvement district taxes, arena taxes, and other similar taxes and assessments if any, which are imposed upon Landlord or assessed against the Building or the Land upon which the Building is situated; (ii) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land, including, but not limited to, any tax levied on or measured by the rents payable by tenants of the Building, which are in the nature of, or in substitution for, real estate taxes; (iii) all taxes which are imposed upon

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Landlord, and which are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures or other personal property of Tenant used therein; (iv) expenses (including attorneys’ fees) incurred in reviewing, protesting, negotiating or seeking (whether formally or informally) a reduction or abatement of Real Estate Taxes; (v) any rental or other charges or fees imposed upon Landlord in connection with the lease or use of any vault space(s); (vi) any taxes or other charges levied pursuant to the Business Improvement Districts Act of 1996 or any amendments thereto; and (vii) any taxes, charges or fees imposed upon Landlord in connection with the development, financing, construction, operation, maintenance and/or use of any major league baseball stadium and/or other sports complex in the District of Columbia, but only if and to the extent such taxes, charges or fees are includable as Operating Expenses pursuant to this Article IV (including without limitation, Section 4(b)(1)(xv) hereof). Notwithstanding the foregoing, except as expressly included above, Real Estate Taxes shall not include any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, succession taxes and transfer taxes, except to the extent any of such taxes are in the nature of or are in substitution for or recharacterization or replacement of Real Estate Taxes. If Landlord contests the Real Estate Taxes for any calendar year, and such contest results in an increase in Real Estate Taxes for such calendar year, then Landlord shall have the right to bill Tenant for prior underpayments of Real Estate Taxes thereby resulting. If Landlord receives a refund of any portion of Real Estate Taxes that were included in the Real Estate Taxes paid by Tenant, then Landlord shall credit against the next estimated payment or payments due under this Article IV an amount equal to Tenant’s pro rata share of the refunded taxes, less any expenses that Landlord incurred to obtain the refund or if the Lease Term has expired, Landlord shall refund such amount to Tenant.

(d) “Project Common Expenses” shall mean those Operating Expenses incurred by Landlord in owning, operating and/or managing the Office Parking Area, Residential Parking Area, GWU Parking Area, and Garage Common Area (as opposed to those Operating Expenses related exclusively to the Building or the Office Parking Area), as well as those Operating Expenses incurred in owning, operating and/or managing the Loading Dock and the Common Courtyard components of the Project, but only a portion of such expenses equal to the pro rata share attributable to the Building relative to the Project or the applicable portion of the Project. For purposes hereof, (i) the pro rata share of the Office Parking Area, Residential Parking Area, GWU Parking Area and Garage Common Area costs attributable to the Building shall be determined using the methodology set forth on Exhibit A-1 attached hereto as applied to the actual gross square footage of the applicable elements of the Project (which pro rata share is equal to thirty-nine and sixteen hundredths percent (39.16%) as of the date hereof based on the gross square footage of the applicable elements of the Project set forth on Exhibit A-1), and (ii) the pro rata share of the Loading Dock costs and the Common Courtyard costs attributable to the Building each shall be determined using the methodology set forth on Exhibit A-1 as applied to the actual gross square footage of the Building (including the Retail Space to be located in the Building) and the Residential Building (including the Retail Space to be located in the Residential Building) (which pro rata share is equal to fifty-five and eighty-nine hundredths percent (55.89%) as of the date hereof based on the gross square footage of the Building and the gross square footage of the Residential Building set forth on Exhibit A-1). It is understood and agreed that any costs or

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expenditures related to the Project that would have been excluded from Operating Expenses if related solely to the Building, similarly shall be excluded from Operating Expenses. It is further understood and agreed that except with respect to certain expenses incurred in operating and/or managing the Office Parking Area, Residential Parking Area, GWU Parking Area, and Garage Common Area, as well as the expenses incurred in operating and/or maintaining the Loading Dock and Common Courtyard components of the Project, operating expenses and real estate taxes shall be separately accounted for with respect to the Building, the Residential Building and the GWU Parking Area, and all operating expenses and real estate taxes arising from the Residential Building (including the Residential MEP Rooms) shall be excluded from Operating Expenses.

4.2 In the event the average occupancy rate for the entire Building shall be less than one hundred percent (100%) or if any tenant is paying separately for electricity or other utilities or services for any calendar year, for purposes of calculating the additional rent payable by Tenant pursuant to this Article IV for each calendar year, the Operating Expenses for such calendar year shall be increased by the amount of additional costs and expenses that Landlord reasonably estimates would have been incurred if the average occupancy rate for the entire Building had been one hundred percent (100%) and as if no tenants had separately paid for electricity or other utilities and services for such calendar year. It is the intent of this provision to permit Landlord to recover from Tenant its proportionate share of Operating Expenses attributable to occupied space in the Building even though the aggregate of such expenses shall have been reduced as a result of vacancies in the Building. This Section 4.2 shall not be construed to permit Landlord to recover from Tenant additional rent pursuant to Article IV for any calendar year which, when added to the total amount of additional rent payable (whether actually paid, payable but unpaid, or that would have been payable except that it has been abated in accordance with the terms of the applicable tenant’s lease) by all tenants of the Building on account of Operating Expenses for such year, will exceed the actual amount of Operating Expenses incurred by Landlord for such year.

4.3 On or about the Lease Commencement Date and at the beginning of each calendar year thereafter during the Lease Term, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimate of (a) the amount of the Operating Expenses that are expected to be incurred during such calendar year, and (b) the computation of Tenant’s proportionate share of such anticipated Operating Expenses. Except as otherwise provided herein, Tenant shall pay to Landlord on the first day of each month following receipt of such statement during such calendar year an amount equal to Tenant’s proportionate share of the anticipated Operating Expenses multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of months during such calendar year which fall entirely or partly within the Lease Term and follow the date of the foregoing statement. Within approximately one hundred twenty (120) days after the expiration of each calendar year falling entirely or partly within the Lease Term, Landlord shall submit to Tenant a statement showing (i) the actual amount of Operating Expenses paid or incurred by Landlord during the immediately preceding calendar year, with reasonable detail, (ii) a computation of Tenant’s proportionate share of the Operating Expenses actually incurred during the preceding calendar year, and (iii) the

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aggregate amount of the estimated payments made by Tenant on account thereof. If the aggregate amount of such estimated payments exceeds Tenant’s actual liability for such Operating Expenses, then Tenant shall deduct the net overpayment from its next estimated payment or payments due under this Article IV for the then current year, or, in the case of the reconciliation for the calendar year in which the Lease Term expires, Landlord shall pay Tenant the net overpayment (after deducting therefrom any amounts then due from Tenant to Landlord). If Tenant’s actual liability for such amounts exceeds the estimated payments made by Tenant on account thereof, then Tenant shall pay to Landlord the total amount of such deficiency as additional rent due hereunder in accordance with Section 25.16 below.

4.4 In the event Tenant’s obligation for the payment of Operating Expenses begins or expires on a day other than the first and last day of a calendar year, respectively, then Tenant’s obligation for Operating Expenses for such partial calendar year shall be an amount equal to the product of (i) Tenant’s Proportionate Share of the Operating Expenses for the full calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days during such calendar year for which Tenant is obligated for the payment of Operating Expenses, and the denominator of which is three hundred sixty-five (365).

4.5 All payments required to be made by Tenant pursuant to this Article IV shall be paid to Landlord, without setoff or deduction, in the same manner as annual base rent is payable pursuant to Article III hereof.

4.6 Tenant’s liability for its proportionate share of Operating Expenses described in Section 4.1 hereof for the last calendar year falling entirely or partly within the Lease Term shall survive the expiration of the Lease Term. Similarly, Landlord’s obligation to refund to Tenant the excess, if any, of the amount of Tenant’s estimated payments on account of such Operating Expenses for such last calendar year over Tenant’s actual liability therefor shall survive the expiration of the Lease Term.

4.7 In the event that Tenant, in good faith, believes that the amounts paid by Tenant to Landlord relating to Operating Expenses during any calendar year falling within the Lease Term exceeded the amounts to which Landlord was entitled to hereunder and Tenant details the alleged discrepancy in writing to Landlord, then, a regular employee of Tenant or an Acceptable CPA (as defined below) shall have the right, during regular business hours and after giving not less than ten (10) business days’ advance written notice to Landlord, to inspect and complete an audit of Landlord’s books and records relating to such Operating Expenses for a period of one hundred eighty (180) days following receipt by Tenant of the statement required to be delivered by Landlord to Tenant pursuant to Section 4.3 hereof for such calendar year. As used herein, an “Acceptable CPA” shall mean an independent, certified public accountant who is employed by a nationally recognized accounting firm and retained by Tenant on a non-contingency basis. If such audit shows that the amounts paid by Tenant to Landlord on account of such Operating Expenses exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to any such Operating Expenses, Landlord shall promptly refund to Tenant the amount of such excess or the amount of such credit, as the

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case may be. Similarly, if it is determined that the amounts paid by Tenant to Landlord on account of Operating Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall promptly pay to Landlord, as additional rent hereunder, the amount of such deficiency. Tenant shall (and shall cause its agents to) keep the results of such audit or audited statement strictly confidential and shall execute Landlord’s standard form of confidentiality agreement prior to commencing the audit. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that the amount of Operating Expenses was overstated by more than five percent (5%) in the aggregate, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit, up to a maximum of the lesser of (a) Five Thousand Dollars ($5,000) and (b) the amount of the overstatement of Tenant’s proportionate share of Operating Expenses. Notwithstanding the foregoing, if Tenant does not notify Landlord in writing of any objection to the statement required of Landlord pursuant to Section 4.3 hereof within said one hundred eighty (180) day period, then Tenant shall be deemed to have waived any such objection and any potential claim against Landlord for any refunds with respect to such Operating Expenses.

ARTICLE V

SECURITY DEPOSIT

5.1 (a) Simultaneously with Tenant’s execution of this Lease, Tenant shall post a Letter of Credit (as defined below) in an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00), as a security deposit (hereinafter referred to as “security deposit” or “Security Deposit”), which sum shall be in addition to the Advanced Rent paid by Tenant to Landlord pursuant to Section 3.1 hereof. Among other things, Landlord has assigned (or intends to assign) to the holder of the mortgage now or hereafter encumbering the Building, all of Landlord’s interest in this Lease, including, without limitation, the Security Deposit.

(b) The Security Deposit shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Within ninety (90) days after the expiration of the Lease Term, provided Tenant has vacated the Premises, Landlord shall return the Security Deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any Event of Default under this Lease and such portion as Landlord reasonably believes will be payable by Tenant in connection with the reconciliation of Operating Expenses for the calendar year in which the Lease Term expires. In the event of any Event of Default by Tenant under this Lease, Landlord shall have the right, but not the obligation, to use, apply or retain all or any portion of the Security Deposit for (i) the payment of any annual base rent or additional rent or any other sum due under this Lease, (ii) the payment of any amount Landlord may spend or become obligated to spend as a result of the Event of Default, (iii) for the compensation of Landlord for any losses incurred by reason of the Event of Default, or (iv) any damage or deficiency arising in connection with the reletting of the Premises. If any portion of the Security Deposit is so used or applied, within five (5) business days after written notice to Tenant of such use or application, Tenant shall restore the Security Deposit by providing a replacement Letter of Credit, an additional

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Letter of Credit or an amendment to the initial Letter of Credit, as the case may be, such that Landlord is holding one or more Letters of Credit in the aggregate amount of the Security Deposit required hereunder. Tenant’s failure to restore the Letter of Credit shall constitute an Event of Default under this Lease. Tenant hereby authorizes Landlord to deposit the Security Deposit with the holder of any mortgage now or hereafter encumbering the Building if and to the extent required by said holder; provided, however, that such holder shall hold the Security Deposit subject to Tenant’s rights with respect to the Security Deposit set forth herein.

(c) The Security Deposit shall be in the form of one or more unconditional, irrevocable letters of credit (each, a “Letter of Credit”), subject to the terms and conditions set forth herein. Such Letter of Credit shall (i) be in the form attached hereto as Exhibit F or otherwise in form and substance reasonably satisfactory to Landlord; (ii) be at all times in the amount of the Security Deposit (subject to any reduction to which Tenant is entitled pursuant to Section 5.1(d) below), (iii) permit multiple draws; (iv) be issued by a commercial bank reasonably acceptable to Landlord from time to time; (v) be made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith; provided, however, that in the event the issuing bank of the Letter of Credit charges a fee for a transfer and/or assignment, any and all such fees shall be payable by Tenant); (vi) be payable at sight or by facsimile upon presentation of a simple sight draft to the issuing bank of the Letter of Credit; (vii) have a term not less than one (1) year; and (viii) be at least thirty (30) days prior to the then-current expiration date of such Letter of Credit, automatically renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the requirements of Subsection (v) and/or (viii) above, then Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant and apply the proceeds to the Security Deposit. Each Letter of Credit shall be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long-term issuer credit rating from Standard & Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, and the Letter of Credit shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below A (or equivalent) by Standard & Poor’s Corporation or by Moody’s Professional Rating Service, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Article, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days

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thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred by Landlord in connection with the replacement Letter of Credit (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

(d) (i) As required by Section 25.4(b) below, Tenant shall deliver to Landlord Tenant’s financial statements for Tenant’s most recently completed fiscal year, audited by a certified public accountant (“Financial Statements”). Tenant’s Financial Statements provided to Landlord hereunder shall state, among other things, Tenant’s Liquidity (“Liquidity” is equal to the sum of cash, market securities and credit line availability, if any) and Cash Flow from Operations (“Cash Flow from Operations” definition is consistent with that found in the statement of cash flows from Tenant’s Financial Statements). Tenant shall make its chief financial officer reasonably available to answer any questions Landlord may have concerning such Financial Statements and shall deliver any additional information reasonably requested by Landlord to clarify or verify the data shown on the Financial Statements provided pursuant hereto.

(ii) Provided that, as of the applicable Reduction Date (as defined below) (x) no Event of Default shall then be in existence under this Lease, (y) Tenant’s then-current Liquidity is equal to or greater than the sum of Tenant’s remaining obligations under this Lease, and (z) if Cash Flow from Operations is negative, Tenant’s then current Liquidity also is equal to or greater than the product of (I) the annual Cash Flow from Operations multiplied by (II) the number of years remaining in the Lease Term (i.e., the cash burn), Tenant shall have the right with respect to each Reduction Date to reduce the Security Deposit to the amount of the Security Deposit set forth below as of each Reduction Date. For purposes of example only, assume for the particular fiscal year of Tenant that Tenant’s Financial Statements reflect liquidity equal to $200,000,000 (based on $155,000,000 in market securities and $45,000,000 in cash) and cash burn from operations equal to $10,000,000, and there remain ten (10) years in the Lease Term. In such event, (A) the total cash burn would equal $100,000,000 (i.e., $10M cash burn from operations x 10 remaining years in Lease Term), and (B) Tenant’s then current Liquidity would exceed the total cash burn by $100,000,000 (i.e. $200M Liquidity – $100M cash burn), such that, provided no Event of Default then exists under this Lease, Tenant would be entitled to the applicable reduction in Security Deposit. The following chart reflects the potential dates on which a reduction in the amount the Security Deposit may occur, and the resulting required amount of the Security Deposit in the event of the applicable reduction:

Reduction Date,

being later of (A) 30 days after Audited Financial Statements are delivered to Landlord for fiscal year ending immediately prior to start of applicable Lease Year below or (B) first day of applicable Lease Year below:

Required Amount of Security Deposit
Fourth Lease Year	$400,000
Sixth Lease Year	$300,000
Eighth Lease Year	$200,000

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If all of the aforesaid conditions are met, within ten (10) business days after Landlord’s receipt of Tenant’s written request certifying that all conditions to the applicable reduction have been met, Landlord shall notify the issuer of the Letter of Credit that the Letter of Credit shall be reduced in the amount of the reduction so authorized and the security deposit shall be so reduced in accordance with this Section 5.1(d); provided, however, that in no event shall the security deposit be reduced to an amount that is less than Two Hundred Thousand Dollars ($200,000). Such reduction shall occur by means of delivery by Tenant to Landlord of an amendment to the Letter of Credit reducing the amount thereof as directed by Landlord, or a substitute Letter of Credit in such amount and in strict conformity with the terms of this Article V, in which latter event, the original Letter of Credit will be promptly returned to Tenant. Substitutions of the Letter of Credit shall be made in a manner such that at all times one of the Letters of Credit in the required amount of the security deposit is in full force and effect and may be drawn upon (as permitted hereby). If Tenant does not qualify for a reduction as of any applicable Reduction Date due to Tenant’s failure to satisfy either of the conditions in clauses (x) and (y) of this Section 5.1(d) as of such Reduction Date, but Tenant subsequently does qualify for such reduction, then such reduction shall be deferred to the first day of the Lease Year following the Lease Year in which Tenant so qualifies, and all further scheduled reductions shall be deferred by one year (e.g., if Tenant does not qualify for a reduction on the first day of the sixth (6th) Lease Year, but Tenant does so qualify upon its delivery of financial statements during the seventh (7th) Lease Year, then the reduction in the amount of the Security Deposit that otherwise would have occurred during the sixth (6th) Lease Year shall occur instead on the first day of the eighth (8th) Lease Year, and the reduction in the amount of the Security Deposit that was scheduled for the first day of the eighth (8th) Lease Year shall be deferred until the first day of the ninth (9th) Lease Year (subject to satisfaction of the terms and conditions herein). In no event shall the amount of the Letter of Credit be reduced unless the issuing bank receives prior written notice from Landlord, authorizing a reduction by a certain amount (it being understood that in no event shall the reduction exceed the amount so authorized by Landlord). Notwithstanding anything in this Article to the contrary, if two (2) or more monetary Events of Default have occurred (whether or not the same are later cured), then there shall occur no further reduction in the security deposit.

5.2 In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or assignee.

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If Landlord transfers the Security Deposit to a purchaser or assignee, Tenant shall look only to such purchaser or assignee for the return of the Security Deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit. Tenant shall, at Landlord’s sole expense, within ten (10) days after Landlord’s request therefor, have the Letter of Credit amended or reissued by the issuing bank to indicate the new beneficiary.

5.3 Tenant hereby acknowledges that Tenant will not look to the holder of any mortgage now or hereafter encumbering the Building for return of the Security Deposit if such holder, or its successors or assigns, shall succeed to the ownership of the Building, whether by foreclosure or deed in lieu thereof, except if and to the extent the Security Deposit is actually transferred to such holder.

ARTICLE VI

USE OF PREMISES

6.1 (a) Tenant shall use and occupy the Premises solely for general office use and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other tenants of the Building. Tenant shall comply with all Legal Requirements concerning the use, occupancy or condition of the Premises and all machinery, equipment and furnishings therein, including, but not limited to applicable Environmental Law (as defined in Section 6.3), the Americans with Disabilities Act and regulations promulgated from time to time thereunder. Tenant’s compliance with Legal Requirements shall include, but not be limited to, permitting employees, agents or contractors of any governmental or quasi-governmental agency access to the Premises in connection with public safety issues or any Legal Requirement. If any Legal Requirements require an occupancy or use permit, license or other authorization for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit, license or authorization at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. It is expressly understood that if any change in the use of the Premises by Tenant, or any alterations to the Premises by Tenant, or any future Legal Requirements require a new or additional permit from, or approval by, any governmental agency having jurisdiction over the Building, such permit or approval shall be obtained by Tenant on its behalf and at its sole expense. Further, Tenant shall comply with all Legal Requirements which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises. Tenant shall pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant because of Tenant’s or an Invitee’s (as defined in Section 8.2) failure to comply with applicable Legal Requirements or the provisions of this Lease.

(b) Subject to Tenant’s obligations under Article IV of this Lease, Landlord shall comply in all material respects with all Legal Requirements, including without limitation, fire/life safety regulations and the Americans with Disabilities Act (“ADA”), that are applicable to the structural components of the Building (including such

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structural components located within the Premises), the Base Building systems, the machinery and equipment provided by Landlord in the operation of the Building, and the operation of the common and public areas of the Building which are within Landlord’s sole and exclusive control, including but not limited to, Building standard restrooms on any floor of the Building leased entirely by Tenant, but expressly excluding the elevator lobby on any floor of the Building leased entirely by Tenant; provided, however, that if Tenant makes any change to the Base Building, including without limitation, the Base Building restrooms (whether as part of the initial build out or as a subsequent Alteration), then compliance with Legal Requirements with respect to such changes shall be the sole responsibility and at the sole expense of Tenant. Notwithstanding anything to the contrary in this Section 6.1, all additions, replacements or alterations to the Building (other than the Premises) which are required due to the enactment of any Legal Requirements on or after the Effective Date shall be performed by Landlord and the cost thereof shall be an Operating Expense (if and to the extent permitted in accordance with Article IV of this Lease) unless such addition, replacement or alteration is necessitated by Tenant’s particular use, design or layout of the Premises (but not to the extent solely arising out of Tenant’s use for general office use) or caused by Tenant or any of its employees, agents, contractors or subtenants, in which case (i) Tenant shall pay its proportionate share of the costs of performing such addition, replacement or alteration if and to the extent Landlord is permitted to pass through such costs to Tenant as an Operating Expense pursuant to Article IV above, and (ii) Tenant shall bear the entire cost of performing such addition, replacement or alteration if and to the extent Landlord is not permitted to pass through such costs to Tenant as an Operating Expense pursuant to Article IV above.

6.2 Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures or personal property. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

6.3 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be generated, used, released, stored, disposed, or abandoned in, on, under or about the Premises, Building, or the Land provided that Tenant may use and store in the Premises such quantities of standard cleaning and office materials as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises, but only to the extent that such materials are used, stored, and disposed by Tenant in compliance with Environmental Law. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. “Hazardous Materials” means any of the following and any substance or material that contains any of the following: (a) asbestos, asbestos containing materials, and presumed asbestos containing materials; (b) oils, petroleum, petroleum products and by-products, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive

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materials (including any source, special nuclear, or byproduct material), medical waste, chlorofluorocarbons, lead or lead-based products, and any other substance whose presence could be detrimental to the Premises, Building, or the Land or to health or the environment and (d) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Legal Requirements as a “hazardous substance,” “hazardous material,” “hazardous waste,” infectious waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. “Environmental Law” means any present and future law and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, directives, and other requirements of governmental authorities applicable to the Premises, the Building or the Land and relating to the environment, environmental conditions, health, safety, or to any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., any so-called “Super Fund” or “Super Lien” law, any Legal Requirements requiring the filing of reports or notices relating to Hazardous Materials, and any similar state and local laws, all amendments thereto, and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety.

6.4 Notwithstanding the expiration or early termination of this Lease, Tenant shall release, indemnify and hold harmless Landlord, its affiliates, employees, agents and contractors, in accordance with the applicable terms of Section 13.1 below, from and against any damage, injury, loss, liability, violation, charge, demand or claim (including reasonable attorneys’ fees, consultants’ fees, and any costs of litigation) based on, arising out of, or related to: (a) the actual or alleged release, presence, removal, or failure to remove, of Hazardous Materials generated, used, released, stored, disposed, or abandoned by Tenant or its employees, agents or contractors, in, on, under or about the Premises, the Building, or the Land whether before or after the Effective Date, (b) any violation of Environmental Law by Tenant or its employees, agents or contractors, or (c) any investigation, assessment, removal, cleanup, abatement, or other corrective action taken with respect to the use or occupancy of the Premises by Tenant or its employees, agents or contractors. In addition, Tenant shall give Landlord immediate verbal and follow-up written notice of any actual Environmental Default, or any threatened Environmental Default of which Tenant has knowledge, which Environmental Default in any event Tenant shall cure in compliance with all Environmental Law and to the satisfaction of Landlord. An “Environmental Default” means any of the following by Tenant or its employees, agents or contractors relating to the Premises, the Building or the Land: (x) a violation of Environmental Law; (y) a release, spill or discharge of Hazardous Materials whether or not required to be reported under Environmental Law; or (z) an environmental condition

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requiring responsive action, whether or not the condition presents an emergency. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and direct actions taken by Tenant to address the Environmental Default, and, if Tenant fails to promptly address same to Landlord’s satisfaction, to perform, at Tenant’s sole cost and expense, any action Landlord deems necessary to address same. If any lender or governmental agency shall require an assessment, testing or other action to ascertain whether an Environmental Default is pending or threatened, then Tenant shall pay the reasonable costs therefor as additional rent. Promptly upon request, if reasonably requested by Landlord or its mortgagee, Tenant shall execute commercially reasonable forms, affidavits, representations and similar documents concerning Tenant’s best knowledge and belief regarding compliance with Environmental Law and the presence, use, storage, and disposal of Hazardous Materials in, on, under or from the Premises, the Building and the Land by Tenant.

6.5 Landlord represents that, as of the Effective Date, Landlord has provided to Tenant all of the environmental reports in its possession or control regarding the Building and the Land (“Environmental Reports”). A list of such reports is attached hereto as Exhibit I. Landlord shall deliver the Premises to Tenant in compliance with all applicable Environmental Law. Landlord shall not knowingly permit the use of any Hazardous Materials in violation of any Environmental Law in the construction or development of the Building or the Project. From and after the Effective Date and continuing throughout the Lease Term, in the event Landlord is advised, or it shall come to Landlord’s attention, that Hazardous Materials exist in the Building or in, on, or about the Land in violation of Environmental Law, then Landlord shall take all reasonable steps necessary to abate, encapsulate, manage, or remove, at Landlord’s expense, all such Hazardous Materials to the extent mandated by Environmental Law, and in doing so, Landlord shall use its commercially reasonable efforts not to materially interfere with the conduct of Tenant’s business; provided, however, that Landlord shall be permitted (but not required) to remove, at Tenant’s expense, any Hazardous Materials from the Premises, the Building or the Land which Tenant, its employees, agents, subcontractors or subtenants shall have introduced or otherwise brought in, on or about the Premises, the Building or the Land that result in an Environmental Default. Notwithstanding anything herein to the contrary, no holder of any mortgage (nor any person or entity claiming by, through or under any such holder) shall have any liability under this Section 6.5 or any responsibility under this Section 6.5 to perform any of Landlord’s obligations set forth in this Section 6.5 (other than to deliver to Tenant the Premises in compliance with applicable Environmental Law).

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 Assignments.

(a) Tenant shall not have the right to assign (in whole or in part) this Lease or its interest in this Lease without the prior written consent of Landlord, which

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consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise specifically provided in this Article. Without limiting any other instances in which it may not be unreasonable for Landlord to withhold its consent to an assignment, it shall not be unreasonable for Landlord to withhold its consent to an assignment for any of the reasons set forth in Section 7.2 below. The following transactions will be deemed assignments for purposes of this Section 7.1 and will require Landlord’s prior written consent in accordance with and subject to the provisions of this Section 7.1 and the other applicable provisions of this Article VII: (i) an assignment by operation of law; (ii) an imposition (whether or not consensual) of a lien, mortgage, or other encumbrance upon Tenant’s interest in this Lease; (iii) if Tenant is a partnership or a limited liability company, a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners or members owning, individually or collectively, a controlling interest in Tenant (occurring in one transaction or in a series of related transactions); (iv) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer of a controlling interest of the capital stock of Tenant (occurring in one transaction or in a series of related transactions), except that this clause will not apply to corporations, the stock of which is traded through a national or regional stock exchange; and (v) if Tenant is a general partnership, conversion of Tenant from a general partnership to a limited liability partnership. Any attempted assignment of this Lease or Tenant’s interest in this Lease without Landlord’s prior written consent shall, at the option of Landlord, terminate this Lease; however, in the event of such termination, Tenant shall remain liable for all rent and other sums due under this Lease and all damages suffered by Landlord on account of such breach by Tenant.

(b) In the event of any assignment of this Lease, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations under this Lease, including, without limitation, the payment of all rent and other sums or charges required hereunder. The limitations in this Section 7.1 shall be deemed to apply to any subtenant(s), assignee(s) and guarantors(s) of this Lease.

7.2 Subleases.

(a) Tenant shall not have the right to sublease (which term, as used herein, shall include any type of subrental arrangement and any type of license to occupy) all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the other instances in which it may not be unreasonable for Landlord to withhold its consent to a sublease, it shall not be unreasonable for Landlord to withhold its consent in any one of the following instances: (i) there exists a monetary default or non-monetary Event of Default by Tenant under this Lease as of the effective date of the sublease; (ii) in the case of subletting of less than the entire Premises, if the subletting would result in the division of the Premises into more than three (3) subparcels, would require access be provided through space leased or held for lease to another tenant, or improvements be made outside of the Premises; (iii) the sublease is prohibited by Landlord’s lender (except for any Affiliate Transaction permitted pursuant to Section 7.4 below); (iv) Landlord determines, in its reasonable discretion, that the character, reputation or business of the proposed

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subtenant would adversely affect the other tenants of the Building or would impair the reputation of the Building as a Class A office and retail building; (v) [intentionally omitted]; (vi) the financial capacity or credit rating of the proposed subtenant is unacceptable to Landlord in its reasonable discretion, based on the obligations of Tenant under this Lease for the remainder of the Lease Term; (vii) the proposed sublease may have an adverse effect on the real estate investment trust qualification tests applicable to Landlord and its affiliates; (viii) the proposed sublease raises unrelated business taxable income concerns for the holder of the mortgage on the Building; (ix) the use of the Premises by the proposed subtenant will violate any provisions or restrictions contained in this Lease, including but not limited to, any relating to the use or occupancy of the Premises; or (x) the business to be conducted or the proposed use of the Premises by the proposed subtenant is likely to increase Operating Expenses beyond that which Landlord incurs prior to such proposed subletting, or is likely to increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting; provided, however, that such determination shall not be based solely on an increase in headcount that is within the permitted occupancy load for the portion of the Premises to be sublet, and in any event, such proposed sublease shall not be prohibited on the basis of this clause (ix) if Tenant agrees to be responsible for such increase, whether financial or otherwise. Any attempted subletting by Tenant of any portion of the Premises without Landlord’s prior written consent shall, at the option of Landlord, terminate this Lease; however, in the event of such termination, Tenant shall remain liable for all rent and other sums due under this Lease and all damages suffered by Landlord on account of such breach by Tenant. Furthermore, Tenant shall not have the right to sublease all or any portion of the Premises without first complying with the provisions of Section 7.3 below.

(b) In the event of any sublease, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations under this Lease, including, without limitation, the payment of all rent and other sums required hereunder.

7.3 (a) Tenant shall give Landlord written notice of its desire to sublease all or a portion of the Premises (“Tenant’s Sublease Notice”). Tenant’s Sublease Notice shall specify the portion of the Premises proposed to be sublet (“Proposed Sublease Premises”) and the date on which the Proposed Sublease Premises will be made available for subleasing. If (i) the Proposed Sublease Premises is (or, when aggregated with all other space then being subleased by Tenant, will be) more than fifty percent (50%) of the rentable area of the Premises, and/or (ii) the term of the sublease for the Proposed Sublease Premises is for ninety percent (90%) or more of the remaining Lease Term as of the commencement date of the sublease for the Proposed Sublease Premises, then within thirty (30) days after receipt of the Tenant’s Sublease Notice, Landlord shall notify Tenant in writing whether or not Landlord will retake possession of all or any portion of the Proposed Sublease Premises and thereby terminate this Lease with respect to such portion Landlord elects to retake. If Landlord elects to retake all or any portion of the Proposed Sublease Premises, then (1) Landlord shall retake possession of such portion on the date specified in the Tenant’s Sublease Notice or such other date mutually agreed upon by Landlord and Tenant, (2) Tenant’s obligation to pay rent for such portion shall cease on such date, and (3) Landlord and Tenant shall promptly execute an amendment to this Lease setting forth the new square footage of the reduced Premises to be

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occupied by Tenant. Thereafter, Tenant shall not have any further rights of any kind, including any rights of renewal, in or to the portion of the Premises so retaken. If the Proposed Sublease Premises constitutes less than the entire Premises, Tenant shall cause to be constructed and installed, at Tenant’s sole cost and expense, a demising wall separating the Proposed Sublease Premises from the remaining Premises in accordance with all applicable Legal Requirements, except that, at Landlord’s option, Landlord shall cause such demising wall to be constructed and installed at Tenant’s cost and expense. If Landlord does not elect to retake all or any portion of the Proposed Sublease Premises within the aforesaid thirty (30) day period, Tenant shall comply with the provisions of Subsections (b) through (e) below with respect to any proposed sublease of such portion of the Premises.

(b) Subject to the requirements of Section 7.2 hereof, Tenant shall have the right to sublease any portion of the Proposed Sublease Premises that Landlord has not elected to retake pursuant to Subsection 7.3 (a) above (“Eligible Sublease Premises”).

(c) Tenant’s right to sublease the Eligible Sublease Premises shall expire one hundred eighty (180) days after the date of the Tenant’s Sublease Notice. Thereafter, Tenant shall have no right to sublease the Eligible Sublease Premises unless Tenant shall have again complied with the procedures set forth in this Section 7.3.

(d) Provided there does not exist an Event of Default by Tenant under this Lease, Tenant shall be entitled to retain fifty percent (50%) of any Profit Derived From Subletting the Premises (hereinafter defined) or any part thereof. “Profit Derived From Subletting the Premises” shall mean any and all sums paid to Tenant pursuant to any sublease (other than the fair market value consideration for furniture and equipment) that exceed the base rent and additional rent due under this Lease for such portion of the Premises sublet (but shall not include any period of vacancy), less all reasonable out-of-pocket third-party costs and expenses actually incurred by Tenant in connection with such subletting, including, but not limited to, brokerage commissions, reasonable attorneys’ fees, improvements to the Premises and reasonable advertising expenses. For any period during which there exists an Event of Default by Tenant under this Lease, Landlord shall be entitled to one hundred percent (100%) of the rent due from any subtenant of Tenant and Tenant shall provide written notice to each subtenant to pay said rent directly to Landlord. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease and expenses incurred by Tenant in connection therewith.

(e) If Tenant requests Landlord’s consent to a sublease to a specific subtenant, Tenant will give Landlord at the time of its request, which must be in writing (“Sublease Consent Request”), reasonably sufficient information about the proposed subtenant to enable Landlord to make the determination called for by Section 7.2 hereof, including, without limitation, the following information (collectively, the “Subtenant Information”): (i) the name and address of the proposed subtenant, (ii) a copy of the proposed sublease, (iii) reasonable information about the nature, business, and business history of the proposed subtenant, and its proposed use of the Premises, and (iv) audited financial statements and/or such other banking, financial or other credit information. Provided Tenant provides the Subtenant Information and such other information reasonably requested by

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Landlord, Landlord agrees to advise Tenant of its decision to grant or withhold its consent to such subletting within [thirty (30)] days after Landlord’s receipt of the Sublease Consent Request and the Subtenant Information.

7.4 Affiliate Transactions.

(a) Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required with respect to any assignment or subletting to an “Affiliate of Tenant” (as hereinafter defined) or a “Parent of Tenant” (as hereinafter defined), or to any entity resulting from the merger, consolidation, or other corporate reorganization of Tenant, or the sale or transfer of all or substantially all of the assets, capital stock, partnership interests, membership interests or other ownership interests of Tenant (a “Successor to Tenant”), provided that Tenant delivers to Landlord not more than ninety (90) days and not less than thirty (30) days prior to the effective date of such assignment or subletting a written certification (together with reasonable back-up information to support such certification, including, without limitation, certified financial statements) that the following conditions are satisfied: (i) that such Affiliate of Tenant, Parent of Tenant or Successor to Tenant, as applicable, has (x) a net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) at least equal to the lesser of (I) the net worth of Tenant as of the Effective Date and (II) the net worth of Tenant immediately prior to the effective date of such proposed assignment or sublease, and (y) then-current Liquidity equal to or greater than the sum of Tenant’s remaining obligations under this Lease; provided, however, that such financial requirements shall not be applicable solely with respect to a sublease to an Affiliate of Tenant; (ii) that such Affiliate of Tenant, Parent of Tenant or Successor to Tenant, as applicable, agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations of Tenant under this Lease; (iii) that such Affiliate of Tenant, Parent of Tenant or Successor to Tenant, as applicable, shall conduct substantially the same business on the Premises as that conducted by Tenant or a related business which is a permitted use pursuant to Article VI of this Lease; (iv) that the character of such Affiliate of Tenant, Parent of Tenant or Successor to Tenant, as applicable, and the nature of its activities in the Premises and in the Building will not adversely affect other tenants in the Building or impair the reputation of the Building as a Class A office and retail building; and (v) that the assignment or sublease is not a so-called “sham” transaction intended by Tenant to circumvent the provisions of this Article VII. Any assignment or subletting that is permitted pursuant to this Section 7.4 shall be referred to herein as an “Affiliate Transaction” and any Affiliate of Tenant, Parent of Tenant or Successor to Tenant in connection with an Affiliate Transaction shall be referred to as a “Permitted Transferee.”

(b) In the event of any such assignment or subletting pursuant to this Section 7.4, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations under this Lease, including without limitation, the payment of all rent and other sums required hereunder.

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(c) For purposes of this Section 7.4, an “Affiliate of Tenant” shall mean any corporation, association, trust, limited liability company or partnership (i) which Controls (as herein defined) Tenant, or (ii) which is under the Control of Tenant through stock ownership or otherwise, or (iii) which is under common Control with Tenant. For the purposes of this Section 7.4, a “Parent of Tenant” shall mean any corporation, association, trust, limited liability company or partnership which Controls Tenant, or which owns more than fifty percent (50%) of the issued and outstanding voting securities or other ownership interests of Tenant. The terms “Control” or “Controls” as used in this Section 7.4 shall mean the power directly or indirectly to influence the direction, management or policies of Tenant or such other entity.

7.5 General Provisions.

(a) Landlord’s consent to an assignment or sublease will not be effective until (i) a fully executed copy of the instrument of assignment or sublease has been delivered to Landlord, and the form and substance of the instrument has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) in the case of an assignment, Landlord has received a written instrument in which the assignee has assumed and agreed to perform all of Tenant’s obligations under this Lease; and (iii) Landlord has been reimbursed for the costs pursuant to Section 7.5(f) hereof.

(b) The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease.

(c) Landlord’s collection or acceptance of rent from any assignee, transferee or subtenant shall not constitute a waiver or release of Tenant from any of its obligations under this Lease.

(d) Notwithstanding the provisions of Section 7.1 or 7.2 hereof to the contrary, if consent to any assignment or subletting is required by the holder of any mortgage on the Building, no assignment of this Lease in whole or in part or sublease of all or any portions of the Premises shall be permitted without the prior written consent of such holder (except for any Affiliate Transaction permitted pursuant to Section 7.4 above).

(e) Landlord’s consent to any one assignment or subletting will not waive the requirement of its consent to any subsequent assignment or subletting.

(f) Tenant shall reimburse Landlord for all reasonable third-party costs incurred by Landlord in connection with any request by Tenant to sublease all or any portion of the Premises or to assign this Lease or its interest therein, plus an administrative fee of One Thousand and 00/100 Dollars ($1,000.00) per request (whether or not Landlord’s consent thereto is granted).

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(g) Tenant shall require its subtenants and other occupants of the Premises to comply with the applicable provisions of Article XIII below, including without limitation, Sections 13.1(d), 13.9 and 13.13 thereof.

ARTICLE VIII

TENANT’S MAINTENANCE AND REPAIRS

8.1 Tenant will keep and maintain the Premises and all fixtures and equipment located therein in clean, safe and sanitary condition, will take good care thereof and make all required repairs thereto, and will suffer no waste or injury thereto, all in a manner consistent with a Class A office and retail Building. Tenant acknowledges the importance of maintaining a uniform and attractive appearance in all areas of the Premises that are visible from: (i) common or public areas of the Building; (ii) the lobby areas serving the Building; (iii) other tenant premises; and (iv) the exterior of the Building, and agrees to comply with all rules established from time to time by Landlord in connection therewith. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises, broom clean, in the same order and condition in which they are in on the Lease Commencement Date, ordinary wear and tear and unavoidable damage by the elements excepted. Landlord shall provide and install (subject to reimbursement in accordance with Article IV) replacement tubes and bulbs for Building standard light fixtures in the Premises, if any; all other bulbs and tubes for the Premises shall be Tenant’s responsibility, however, at Tenant’s request, Landlord shall stock and install such other bulbs and tubes and Tenant shall reimburse Landlord for its costs and expenses incurred in connection with said stocking and installation.

8.2 Except as otherwise provided in Section 13.13 and Article XVII hereof, all injury, breakage and damage to the Premises and to any other part of the Building or Project caused by any act or omission of Tenant, or of any agent, employee, subtenant, contractor, customer, client, licensee, family member, guest or other invitee of Tenant (each, an “Invitee” or, collectively, “Invitees”), shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as additional rent hereunder. The liability of Tenant for such costs and expenses shall be reduced by the amount of any insurance proceeds received by Landlord on account of such injury, breakage or damage. Landlord shall not be deemed to be an Invitee of Tenant.

8.3 Landlord shall keep and maintain the exterior and demising walls, foundations, floor slabs (other than any deflection thereof), exterior pane of window glass, roof and common areas that form a part of the Building, the Office Parking Area, and the Building standard heating, ventilation and air conditioning, mechanical, electrical and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building or, on a non-exclusive basis, to the Premises, in clean, safe, sanitary and operating condition in accordance with standards customarily maintained by Class A office and retail buildings in the central business district, west end and east end submarkets of Washington, D.C. (“Market Area”) and will make all required repairs thereto. All

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common or public areas of the Building and the land upon which it is situated (including without limitation the first floor lobby area and the exterior landscaping) shall be maintained by Landlord in accordance with standards customarily maintained by Class A office and retail buildings in the Market Area. Tenant shall promptly provide Landlord with written notice of any defect or need for repairs in or about the Building of which Tenant is aware, and Landlord shall perform such repair after notice by Tenant, if and to the extent expressly the obligation of Landlord under this Lease. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, or internal staircase(s) which may be installed by or at the request of Tenant, supplemental air-conditioning equipment serving the Premises only and all other furniture, furnishings and equipment of Tenant and all Alterations) shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building structure and systems; and (b) Landlord shall have no obligation to make any repairs brought about by any act or neglect of Tenant or any Invitee.

ARTICLE IX

TENANT ALTERATIONS

9.1 The initial improvements shall be constructed in the Premises in accordance with Exhibit B attached hereto and made a part hereof. It is understood and agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, decorations, additions or improvements in or to the Premises, except as provided in this Section 9.1.

9.2 (a) Tenant will not make or permit anyone to make any alterations, decorations, additions or improvements (hereinafter referred to collectively as “improvements” or “Alterations”) in or to the Premises or the Building, without the prior reasonable written consent of Landlord; provided however Landlord’s sole consent shall be required for any Alteration which is deemed to be a Structural Alteration. “Structural Alterations” shall be any Alterations that (i) will or may necessitate any changes, replacements or additions to columns or floors or other structural elements of the Building; (ii) are readily visible to the exterior of the Building, or the common and public areas thereof, or the main lobby of the Building, (iii) adversely affect the base building systems of the Building or the roof of the Building, or (iv) would have a negative impact on any building warranty. Notwithstanding the foregoing, provided Tenant gives Landlord reasonable prior written notice thereof, Tenant may install in the Premises, without obtaining Landlord’s prior written consent, minor, nonstructural Alterations of a decorative nature (“Cosmetic Alterations”) the value of which (as reasonably determined by Landlord) is less than Fifty Thousand Dollars ($50,000) and which do not require a building permit, for example, the hanging of artwork or the installation of carpeting.

(b) Any Alterations made by Tenant shall be made: (i) in a good, workmanlike, first-class and prompt manner and otherwise in accordance with Landlord’s

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rules, including any rules for contractors, that may be established by Landlord from time to time; (ii) using new or sustainable materials only; (iii) by a contractor, on days, at times and under the supervision of an architect approved in writing by Landlord; (iv) after coordinating the work schedule and scope with the Building’s property manager to avoid undue interference with the normal operations and use of the Building; (v) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord, and Tenant shall reimburse Landlord for all reasonable, third-party, out-of-pocket costs (if any) incurred by Landlord in connection therewith; (vi) in accordance with all Legal Requirements, Insurance Requirements (as defined below) and the requirements of the Underwriters’ Association of the District of Columbia; (vii) after having obtained any required consent of the holder of any mortgage (if any such consent is required); and (viii) after obtaining public liability and worker’s compensation insurance policies in accordance with the terms and conditions of Article XIII approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alteration.

(c) Prior to each payment to any contractor, subcontractor, laborer, or material supplier for all work, labor, and services to be performed and materials to be furnished in connection with Alterations, Tenant shall obtain and deliver to Landlord written waivers of mechanics’ and materialmen’s liens against the Premises and the Building from all contractors, subcontractors, laborers and material suppliers for all work, labor and services performed and materials furnished in connection with Alterations through the date of the then-current requisition, conditioned only on payment of the amount requisitioned. If any lien (or a petition to establish such lien) is filed in connection with any Alteration, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as additional rent payable with the next monthly installment of annual base rent falling due; it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. It is understood and agreed that any improvements to the Premises shall be conducted on behalf of Tenant and not on behalf of Landlord, and that Tenant shall be deemed the “owner” of such improvements (and not the agent of Landlord) for purposes of the application of District of Columbia lien laws.

(d) All Alterations involving tie-ins to the Building’s fire and life safety systems, changes and modifications to the Building’s exterior envelope (roof, glass, glazing, etc.), or any other item affecting a warranty shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense.

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(e) Tenant’s contractor shall use light sensors in connection with performance of the Alterations.

(f) Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord one (1) set of accurate as-built drawings and one (1) AutoCAD computer disc showing such Alteration in place.

(g) When granting its consent, Landlord may impose any reasonable conditions it deems appropriate, including, without limitation, the approval of plans and specifications, approval of the contractor or other persons who will perform the work, and the obtaining of required permits and specified insurance. Portions of the Premises visible to the public shall maintain a uniform appearance with the rest of the Building. Landlord’s review and approval of any such plans and specifications and its consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable Legal Requirements and requirements of the insurers of the Building (“Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to all applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance with all applicable Legal Requirements or Insurance Requirements of such plans, specifications and work.

(h) Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

9.3 Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any improvements to the Premises by Tenant, or its contractors, agents or employees. If any improvements (other than Cosmetic Alterations) are made without the prior written consent of Landlord, Landlord shall have the right to remove and correct such improvements and restore the Premises to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. All improvements to the Premises or the Building made by either party shall remain upon and be surrendered with the Premises as a part thereof at the end of the Lease Term, unless Landlord specifies in its approval of the plans and specifications for such improvements that Tenant must remove the improvements upon the expiration or earlier termination of the Lease Term (subject to the terms of the last sentence of this Section 9.3), except that if Tenant is not in default under this Lease, Tenant shall have the right to remove, at Tenant’s sole expense, prior to the expiration of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant. All damages and injury to the Premises or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense. If such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease, the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof. Notwithstanding anything to the contrary contained in this Lease, (a) any

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removal and restoration that Landlord may require hereunder will be limited to above standard improvements (whether performed as part of the Leasehold Work or as a subsequent Alteration), including without limitation, supplemental HVAC units, LAN rooms, raised flooring and private lavatories, and (b) removal and restoration shall be required in all events for all voice and data cabling if required pursuant to Section 26.1(j) below, which must be bundled and identified at installation and removed in accordance with the terms of Article XXVI below.

ARTICLE X

SIGNS AND FURNISHINGS

10.1 No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the interior of the Building or the Project except on the directories and doors of offices and such other areas as are designated by Landlord, and then only in such place, number, size, color and style as are approved by Landlord and are in accordance with any applicable state or local building code or zoning regulations. Notwithstanding the foregoing, Tenant shall be permitted, at its sole cost and expense, to install and maintain signage identifying Tenant in the elevator lobby of the third (3rd) floor of the East Tower (provided Tenant is leasing the entire rentable area of such floor), but only in such place, number, size, color and style as are approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed provided that such signage is consistent with signage standards in other Class A office buildings in the Market Area. All of Tenant’s signs that are approved by Landlord shall, at Landlord’s election, be installed by Tenant at Tenant’s cost and expense and shall be removed by Tenant at Tenant’s sole cost and expense at the end of the Lease Term (and Tenant shall repair any damage to the Building or the Premises caused by such removal). If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Landlord shall list Tenant’s name and the names of its employees who work at the Premises as of the Lease Commencement Date in the Building lobby directory; provided however, that if Tenant requests Landlord to change the names on such lobby directory, then Tenant shall reimburse Landlord for all actual costs incurred by Landlord therefor. Landlord’s acceptance of any name for listing on the Building directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment or other occupancy of the Premises. Landlord shall have the right to prohibit any advertisement of or by Tenant which in its opinion tends to impair the reputation of the Building or its desirability as a Class A office and retail building, and upon notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Building but not in the Premises except as may be required by law or in emergency situations.

10.2 Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment and fixtures, which, if considered necessary by Landlord, shall

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be installed in such manner as Landlord directs in order to distribute their weight adequately. Any additional structural support or upgrading of the floor supports that may be needed to accommodate any of Tenant’s equipment that exceeds the floor loading specifications for the Building (i.e., 100 pounds per square foot, comprised of 80 pounds per square foot live load and 20 pounds per square foot partition load) shall be installed at Tenant’s sole cost and expense and shall be subject to the prior written approval of Landlord, which approval shall be granted or withheld in Landlord’s sole and absolute discretion. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being in or upon the Premises, shall be repaired at the sole cost of Tenant. No furniture, equipment or other bulky matter of any description will be received into the Building or carried in the elevators except as coordinated in advance with Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. All moving of furniture, equipment and other materials shall be under the supervision of Landlord, who shall not, however, be responsible for any damage to or charges for moving the same. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant’s furniture, equipment or other material there delivered or deposited.

ARTICLE XI

TENANT’S EQUIPMENT

11.1 The Base Building is designed and will be constructed to, and the Base Building shall provide electrical capacity to the Premises in accordance with, Schedule I to Exhibit B. Any electrically operated equipment or machinery to be installed in the Premises as part of the initial Leasehold Work or subsequent alterations shall conform to the requirements of such Schedule I to Exhibit B and this Article XI. The following installations and operations shall require Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, however Landlord may condition such consent upon the payment by Tenant for the cost of any separate metering or sub-metering, the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery, and additional rent in compensation for any excess consumption of electricity or other utilities:

(a) The installation of any supplemental heating, ventilation and air conditioning equipment for the Premises, excluding the installation of additional VAV boxes without any other supplemental equipment;

(b) The installation of lighting for the Premises that consumes, in the aggregate, more than 1.5 watts per usable square foot (“USF”) of any floor of the Premises in the East Tower or the West Tower;

(c) The use or installation in the Premises of any electrically operated equipment or machinery that operates on greater than 120/208 volt power, excluding tenant lighting and all VAV boxes; and

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(d) The use or installation in the Premises of any electrically operated equipment or machinery that operates on 120/208 volt power and that consumes, in the aggregate, more than 5.0 watts per USF of any floor of the Premises in the East Tower or the West Tower, or that requires the installation of any additional electrical capacity in excess of the 5.0 watts per USF per floor of the East Tower or the West Tower provided by the Base Building. In addition to the foregoing, Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or in the use of, the Base Building water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Base Building, without first obtaining the prior written consent of Landlord and Landlord may require that any additional equipment be sub-metered and any excess consumption be paid for by Tenant. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord.

ARTICLE XII

ENTRY AND INSPECTION BY LANDLORD

12.1 Tenant shall permit Landlord, its agents or representatives, to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, to examine, inspect and protect the Premises and the Building, to make such alterations or repairs (as in the sole judgment of Landlord may be deemed necessary), and to exhibit the same to prospective tenants at any time during the Lease Term. In connection with any such entry, Landlord shall endeavor to (i) minimize the disruption to Tenant’s use of the Premises and (ii) provide twenty-four (24) hours’ prior verbal notice to Tenant (except in cases of emergency).

ARTICLE XIII

TENANT’S INDEMNITY AND INSURANCE

13.1 Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long as Tenant or anyone acting by, through or under Tenant is in occupancy

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of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building or the parking facility, or on common areas or other areas of the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; (iv) any breach of this Lease by Tenant; or (v) Tenant’s or its employees’ or agent’s use of the fitness facility in the Building or the Risers (as defined in Section 26.1). Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that the Landlord Parties may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent such Landlord Party’s damages in fact result from such Landlord Party’s negligence or willful misconduct.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach, and the reasonable value of time expended by the Landlord Parties as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this section.

(c) No limitation. The indemnification obligations under this Section shall be limited to actual damages, but shall not otherwise be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

(e) Survival. The terms of this section shall survive any termination or expiration of this Lease.

(f) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

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13.2 Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Project as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building. Notwithstanding anything to the contrary contained in this Lease, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from the gross negligence or willful misconduct of the Landlord Parties on or about the Premises, Building or Project; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant’s business (except for any rent abatement to which Tenant otherwise may be expressly entitled pursuant to the terms of this Lease).

13.3 Tenant’s Commercial General Liability Insurance. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term, for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be Five Million Dollars ($5,000,000.00) per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

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13.4 Tenant’s Property Insurance. Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and other property of Tenant located at the Premises, except to the extent paid for by Landlord (collectively “Tenant’s Property”). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year, plus any Additional Rent (as hereinafter defined) due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section. In the event of loss or damage covered by the “all risk” insurance required by this section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XVII below. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XVII), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

13.5 Tenant’s Other Insurance. Throughout the Lease Term, Tenant shall obtain and maintain (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (3) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One

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Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

13.6 Requirements For Insurance. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory; and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action. No such liability policy shall contain any deductible or self-insured retention greater than Twenty-Five Thousand Dollars ($25,000.00) and no such property damage policy shall contain any deductible or self-insured retention greater than One Hundred Thousand Dollars ($100,000.00). Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

13.7 Additional Insureds. To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.3 of this Lease, shall name Landlord and the other persons and entities set forth on Exhibit G attached hereto and made a part hereof, and such other persons and entities as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

13.8 Certificates of Insurance. On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement

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Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished. (Acceptable forms of such certificates for liability and property insurance, respectively, are attached as Exhibit H.) In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section shall be provided every six (6) months for the duration of this Lease. Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

13.9 Subtenants and Other Occupants. Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

13.10 No Violation of Building Policies. Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Project and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Project or the property of Landlord in amounts reasonably satisfactory to Landlord.

13.11 Tenant to Pay Premium Increases. If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Project or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

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13.12 Landlord’s Insurance.

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage encumbering the Building or the Project. The cost of all such additional insurance shall also be part of the Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

13.13 Waiver of Subrogation.

(a) To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the

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Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

(b) The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, the holder of any mortgage encumbering the Building, the Land or the Project, the ground lessor under any ground lease encumbering the Land, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

13.14 Tenant’s Work. During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in accordance with the terms and conditions of Schedule IV to Exhibit B attached hereto and made a part hereof, as the same may be modified by written notice from Landlord from time to time consistent with such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and the other Additional Insureds provided by Landlord pursuant to Section 13.7 above. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section and Schedule IV to Exhibit B hereto.

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ARTICLE XIV

SERVICES AND UTILITIES

14.1 Landlord shall furnish to the Premises year-round HVAC during normal hours of operation of the Building, as hereinafter provided, during the seasons when such utilities are required, as determined in Landlord’s reasonable judgment. The base Building HVAC system has been designed to provide heating and cooling in accordance with the specifications included in the Base Building Office Shell Definition described on Schedule I to Exhibit B, subject to the terms and conditions of this Article XIV. Landlord shall also provide reasonably adequate electricity, water, exterior window-cleaning service (at least two times per year), and janitorial service (after 6:00 p.m.) on Monday through Friday only, excluding legal holidays, in accordance with the janitorial specifications outlined in Exhibit E attached hereto. Landlord will also provide elevator service; provided, however, that Landlord shall have the right to remove elevators from service as may be required for moving freight, or for servicing or maintaining the elevators or the Building. At least one elevator cab shall be available for use by Tenant at all times (except in the event of an emergency). The normal hours of operation of the Base Building HVAC system will be 7:00 a.m. to 8:00 p.m. on Monday through Friday (except legal holidays) and, upon request by Tenant provided to Landlord prior to 3:00 p.m. on the preceding Friday, in writing, via telephone, or via email, 9:00 a.m. to 4:00 p.m. on Saturday (except legal holidays). There will be no normal hours of operation of the Building on Sundays or legal holidays, and Landlord shall not be obligated to maintain or operate the Building at such times unless special arrangements are made by Tenant. In the event Tenant requires after-hours HVAC service on Saturdays (after 4:00 p.m.), Sundays or legal holidays, Tenant shall request such service prior to 3:00 p.m. on the preceding Friday (or 3:00 p.m. on the preceding business day in the case of desired service on a legal holiday). In the event Tenant requires after-hours HVAC service on regular business days (i.e. service after 8:00 p.m.), Tenant shall give notice to Landlord on or before 3:00 p.m. of such business day. It is understood and agreed that any such advance notice requirement may be satisfied through the use of Tenant’s direct, 24/7 telephone or internet access system to after-hours air conditioning and heat, which shall activate such air conditioning or heat on a per zone basis, without the requirement that such notice be provided to Landlord. The services and utilities required to be furnished by Landlord, other than electricity and water, will be provided only during the normal hours of operation of the Building, except as otherwise specified herein. It is agreed that if Tenant requires HVAC beyond the normal hours of operation set forth herein, Landlord will furnish such HVAC, provided Tenant gives Landlord’s agent sufficient advance notice of such requirement (as set forth above) and Tenant agrees to pay for the cost of such overtime HVAC in accordance with Landlord’s then current schedule of costs and assessments for such HVAC as charged to other tenants in the Building (which overtime HVAC rate, as of the Effective Date, is $38.25 per hour per zone, and is subject to change from time to time). Landlord agrees to provide an access-control system in the Building comparable to the system

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in Class A office and retail buildings in the Market Area, and Tenant shall have access to the Premises on a 24-hour, seven-days-a-week basis (except in the event of emergency). Landlord shall, at its cost, provide an initial set of access cards to the Building and Garage in an amount equal to the number of initial employees of Tenant who work on a full-time basis at the Premises as of the Lease Commencement Date in an aggregate amount not to exceed one (1) access card for each five hundred (500) square feet of above grade rentable area in the Premises (excluding any storage space leased by Tenant); provided, however, that any replacement or additional cards requested by Tenant after the Lease Commencement Date shall be provided by Landlord and Tenant shall reimburse Landlord for Landlord’s cost therefor. Any access control system installed by Tenant for the Premises, whether as part of the initial Leasehold Work or as a subsequent Alteration, shall be subject to Landlord’s prior written approval and the other terms and conditions of this Lease, and shall be compatible with the base Building access control system. Upon Tenant’s written request, Landlord shall program the Building elevators to require access cards for access to the floor on which the Premises are located, provided Tenant is leasing the entire rentable area on such floor. Landlord shall provide an attendant for the Building on a twenty-four (24)-hour basis, which attendant will be stationed in the main lobby of the Building during the normal hours of operation of the Building, the costs of which will be included in Operating Expenses to the extent permitted pursuant to Article IV above. Landlord also agrees to provide cameras directed at certain means of ingress/egress to the Building for recording purposes only and for no other use or purpose, the costs of which will be included in Operating Expenses to the extent permitted pursuant to Article IV above. Notwithstanding anything contained in this Lease to the contrary, Tenant expressly acknowledges and agrees that (a) in no event shall Landlord or any employee, agent or contractor of Landlord be required to man, monitor or respond to any output of any cameras or other devices recording access to or from the Building, and (b) no liability or obligation whatsoever on the part of Landlord or any employee, agent or contractor of Landlord is imposed or implied by any such cameras or other recording devices that may be installed in the Building.

14.2 It is understood and agreed that Landlord shall not have any liability to Tenant whatsoever as a result of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, whether resulting from breakdown, removal from service for maintenance or repairs, strikes, scarcity of labor or materials, acts of God, governmental requirements, or any other cause whatsoever. It is further agreed that any such failure or inability to furnish the utilities or services required hereunder shall not be considered an eviction, actual or constructive, of Tenant from the Premises, and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

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14.3 Landlord will use its commercially reasonable efforts to cause the restoration of any interrupted utility services; further, should any equipment or machinery in the Building break down so as to render the Premises unusable by Tenant, Landlord shall promptly repair or replace it (subject to delays which result from strikes, unavailability of parts or other materials, or other matters beyond Landlord’s reasonable control). Notwithstanding the provisions of Section 14.2 to the contrary, if (a) the services described in Section 14.1 hereof are interrupted for (i) a period of more than five (5) consecutive business days as a result of Landlord’s (or its agents’ or employees’) negligence or willful misconduct, or (ii) a period of more than eight (8) consecutive business days for any other reason (other than Tenant’s or its agents’ or employees’ negligence or willful misconduct), or (b) Tenant’s access to the Premises is prevented for a period of more than five (5) consecutive business days as a result of Landlord’s (or its agents’ or employees’) negligence or willful misconduct, (c) such interruption of services or access is not the result of any act of Tenant or its Invitees, and (d) such interruption of services or access renders all or a substantial portion of the Premises untenantable by Tenant and the Premises or such portion thereof are not used or occupied by Tenant, then, as Tenant’s sole and exclusive remedy therefor, Tenant shall be entitled to a pro rata abatement of Base Rent and Operating Expenses beginning on the sixth (6th) consecutive business day or the ninth (9th) consecutive business day, whichever is applicable, that the Premises are untenantable (and not used or occupied) and continuing until the Premises or such portion thereof is rendered tenantable, it being agreed that such time periods shall not be extended as a result of a Force Majeure Event (as defined below).

14.4 The parties hereto agree to comply with all energy conservation controls and requirements applicable to office and retail buildings that are imposed or instituted by the Federal, state or local governments, including without limitation, controls on the permitted range of temperature settings in office and retail buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

14.5 Tenant shall reimburse Landlord for any excess water usage in the Premises. “Excess water usage” shall mean the excess of Tenant’s water usage during any billing period for water services over the estimated average water usage during the same period for all office tenants of the Building (excluding Tenant), as computed by Landlord. If Tenant connects into Landlord’s supplemental cooling system currently located (or to be located) on the roof of the Building, then Tenant shall reimburse Landlord for all costs incurred by Landlord therefor, as reasonably determined by Landlord. Landlord may install checkmeters to electrical circuits serving Tenant’s equipment to verify that Tenant is not consuming excessive electricity. If such checkmeters indicate that Tenant’s electricity consumption is excessive, then Landlord may install at Tenant’s expense submeters to ascertain Tenant’s actual electricity consumption, and Tenant shall thereafter

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pay for such consumption at the then-current price per kilowatt hour charged Landlord by the utility. Tenant’s electricity consumption shall be deemed excessive if the electricity consumption in the Premises per square foot of rentable area (including, without limitation, electricity consumed in connection with outlets and lighting use) during any billing period exceeds the average electricity consumption per square foot of rentable area during the same period for typical, similarly situated tenants in the Building, as reasonably calculated by Landlord. Similarly, Tenant shall reimburse Landlord for any excess usage of supplemental condenser water, which excess usage shall be paid for by Tenant in the same manner and subject to similar conditions as apply to excess water usage and electricity usage pursuant to this Section 14.5.

14.6 The Building (including the roof deck and the Garage) is a non-smoking facility. Tenant agrees to adhere to Landlord’s rules and regulations pertaining to such policy (as the same may be amended from time to time), as set forth in the Building’s Rules and Regulations, a current copy of which are attached hereto as Exhibit C.

14.7 Subject to applicable Legal Requirements and governmental and quasi-governmental prohibitions and/or restrictions, for so long as Tenant is a tenant in the Building, Tenant’s employees who work in the Building shall have the nonexclusive right (subject to reasonable rules and regulations and reasonable fees for elective services, if any, but excluding membership fees) to use the fitness facility. The fitness facility shall be available to Tenant’s employees who work in the Building on a regular basis on a non-exclusive first-come, first-served basis. Landlord may specifically condition the use of the fitness facility by any person upon such person’s execution of a written waiver and release holding Landlord harmless from any and all liability, damage, expense, cause of action, suit, claim, judgment and cost of defense arising from injury to such employee or guest occurring in the fitness facility or resulting from the use thereof. Neither Landlord nor Landlord’s agents or partners, shall have any liability to Tenant or its Invitees for any damage, injury, loss, expense, compensation or claim whatsoever arising out of the use of the fitness facility.

14.8 Subject to applicable Legal Requirements, governmental or quasi-governmental prohibitions and/or restrictions (including without limitation any temporary or permanent closure(s) of the roof deck and/or restriction of tenants’ use thereof due to concerns about terror or terrorism), the availability of insurance at commercially reasonable rates, and Landlord’s reasonable rules with respect thereto that may be established from time to time, the Building shall contain a roof deck located on the top floor of the Building that will be available for Tenant’s use on a non-exclusive, first-come, first-served basis. Except in the event of an emergency, Tenant’s employees shall have access to the roof deck during the normal hours of operation of the Building, excluding Inauguration Day, Independence Day and other legal holidays, as well as such other days and times as Landlord shall reasonably determine, including such dates and times as Landlord may have granted another Tenant exclusive use of the roof deck. With prior authorization from Landlord and subject to availability and to compliance with rules and regulations established from time to time by Landlord (including Tenant’s reimbursing Landlord as additional rent for all costs associated therewith including, but not limited to,

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cleaning, landscaping and access control), Tenant shall have the right to hold “events” on the roof deck. Landlord shall not be liable to Tenant or any of its Invitees for injuries received by Tenant or its Invitees while using the roof deck, and Tenant agrees to indemnify and save harmless Landlord from any such liability. Landlord reserves the right to institute a card-key (or similar type of) access system to permit access to the roof deck (the cost of which shall be included as an Operating Expense), and Tenant agrees to reimburse Landlord for the costs of any such cards distributed to Tenant.

14.9 Unless otherwise expressly provided in this Lease, costs for the services and utilities required to be furnished and/or performed by Landlord that are described in this Article XIV shall be passed through to Tenant as an Operating Expense to the extent permitted pursuant to Article IV hereof.

ARTICLE XV

LIABILITY OF LANDLORD

15.1 Landlord shall not be liable to Tenant or to its Invitees for any damage, injury, loss, compensation or claim, including but not limited to claims for the interruption of or loss to Tenant’s business, based on, arising out of, or resulting from any cause whatsoever, including but not limited to the following: repairs to any portion of the Premises or the Building; interruption in the use of the Premises; any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of elevators, or of the heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Premises or the Building; any fire, robbery, theft, mysterious disappearance or any other casualty; the actions of any other tenants of the Building or of any other person or persons; and any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building. Any goods, property or personal effects stored or placed by Tenant or its employees in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. It is understood that the employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such employee receives any such package or articles, such employee shall be acting as the agent of Tenant for such purposes and not as the agent of Landlord. Notwithstanding the foregoing provisions of this Section 15.1 to the contrary, Landlord shall not be released from liability to Tenant for damage or injury caused by the negligence or willful misconduct of Landlord or its employees; provided, however, in no event shall Landlord have any liability to Tenant for any claims based on the interruption of or loss to Tenant’s business (except for any rent abatement to which Tenant otherwise may be expressly entitled pursuant to the terms of this Lease) or for any indirect losses or consequential damages or punitive damages or other special damages whatsoever.

15.2 In the event that at any time Landlord shall sell or transfer title to the Building, provided the purchaser or transferee assumes the obligations of Landlord

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hereunder arising from and after the date of the transfer, Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Furthermore, Tenant agrees to attorn to any such purchaser or transferee upon all the terms and conditions of this Lease.

15.3 In the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

15.4 Tenant agrees that in the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Landlord in the Building. In no event shall any other assets of Landlord, any partner of Landlord, the holder of any mortgage (or anyone claiming by through or under such holder) or any other person or entity be available to satisfy, or be subject to, such judgment, nor shall any partner of Landlord or any such other person or entity be held to have any personal liability for satisfaction of any claims or judgments that Tenant may have against Landlord or any partner of Landlord in such partner’s capacity as a partner of Landlord.

ARTICLE XVI

RULES AND REGULATIONS

16.1 Tenant and its Invitees shall at all times abide by and observe the Rules and Regulations attached hereto as Exhibit C. In addition, Tenant and its Invitees shall abide by and observe all other rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the Building, provided that notice thereof is given to Tenant and such rules and regulations are commercially reasonable and are not inconsistent with the provisions of this Lease. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant or its Invitees for the violation of such rules or regulations by any other tenant or such other tenant’s employees, agents, invitees, licensees, customers, subtenants, contractors, clients, family members or guests. Landlord shall use reasonable efforts to enforce all such rules and regulations, although it is understood that Landlord may grant exceptions to such rules and regulations in circumstances in which it reasonably determines such exceptions are warranted. If there is any inconsistency between this Lease and the Rules and Regulations set forth in Exhibit C, this Lease shall govern.

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ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 (a) Subject to subparagraphs (c) and (d) below, if the Premises or the Building are totally or partially damaged or destroyed from any cause, thereby rendering the Premises totally or partially inaccessible or untenantable, Landlord shall diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) restore and repair the Premises and/or the Building to substantially the same condition they were in prior to such damage or destruction.

(b) Within forty-five (45) days after the occurrence of such damage or destruction (the “Determination Period”), Landlord will provide Tenant, in writing (the “Restoration Notice”), with a good faith estimate of the date by which the repairs and restoration will be completed, including the time needed for removal of debris, preparation of plans, bidding of contracts, and issuance of all required governmental permits.

(c) If, in the sole judgment of Landlord, the repairs and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction, including the time needed for removal of debris, preparation of plans, bidding of contracts, and issuance of all required governmental permits, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice to Tenant at any time prior to the expiration of the Determination Period.

(d) Additionally, if, in the sole judgment of Landlord, exercised in good faith, the Building is damaged or destroyed from any cause to such an extent that the costs of repairing and restoring the Building would exceed fifty percent (50%) of the replacement value of the Building at the time of such damage or destruction, whether or not the Premises are damaged or destroyed, then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant at any time prior to the expiration of the Determination Period.

17.2 If the Restoration Notice provides that the repairs and restoration cannot be substantially completed within one hundred and eighty (180) days after the occurrence of such damage or destruction, then Tenant shall have the right to terminate this Lease by providing written notice to Landlord within thirty (30) days after the date of the Restoration Notice. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease if the act or omission of Tenant, or any Tenant Party, shall have caused the damage or destruction.

17.3 If this Lease is terminated pursuant to this Article XVII, all rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage or destruction and Tenant shall have no further rights or remedies against Landlord pursuant to this Lease, or otherwise. If this Lease is not terminated pursuant to the terms of this Article XVII, and provided that such damage or destruction was not caused by the act or omission to act of Tenant, or any Tenant Party, until the repair and restoration of the Premises is completed, Tenant shall be required to pay annual base rent and additional rent only for that portion of the Premises that Tenant is able to use while repairs are being made, based on the ratio that the amount of rentable area in the usable portion of the Premises bears to the total rentable area of the Premises.

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17.4 If this Lease is not terminated as provided in this Article XVII, Landlord shall proceed to diligently repair and restore the Premises (including the Leasehold Work) and/or the Building using (i) the proceeds of Landlord’s insurance (covering damage to the Building and to the Leasehold Work up to the amount of the Improvement Allowance, as defined in Exhibit B attached hereto), calculated on a per rentable square foot basis and adjusted to reflect a commercially reasonable rate of inflation, and (ii) the proceeds of Tenant’s insurance (covering the Leasehold Work in excess of the amount of the Improvement Allowance, calculated on a per rentable square foot basis and adjusted in accordance with the foregoing). Tenant shall be required to repair and restore at its sole expense all decorations, trade fixtures, furnishings, equipment and personal property installed by or belonging to Tenant. In connection with any restoration of the Leasehold Work, Landlord shall perform the Leasehold Work, and Landlord shall be obligated to pay for the cost of the Leasehold Work only up to the amount of the Improvement Allowance. Tenant shall reimburse Landlord (within thirty (30) days of demand therefor) for the cost of any Leasehold Work above the amount of the Improvement Allowance.

17.5 Notwithstanding anything provided herein to the contrary, Landlord shall not be obligated to restore the Premises and/or the Building if (i) the damage or destruction was not caused by an insurable event, or (ii) the estimated cost of such repair or restoration, as determined by Landlord in its sole judgment, exceeds the amount of insurance proceeds available to Landlord for such repair or restoration. This right of termination shall be in addition to any other right of termination provided in this Lease.

ARTICLE XVIII

CONDEMNATION

18.1 (a) If the whole or a substantial part (as hereinafter defined) of the Building or the Premises, or the use or occupancy of a substantial part of the Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), then this Lease shall terminate on the date title thereto vests in such governmental or quasi-governmental authority, and all rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Premises, or the use or occupancy thereof, is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), this Lease shall continue in full force and effect, but the annual base rent and additional rent thereafter payable hereunder shall be equitably adjusted (on the basis of the ratio of the number of square feet of rentable area taken to the total rentable area of the Premises prior to such taking) as of the date title vests in the governmental or quasi-governmental authority. For purposes of this Section 18.1(a), a “substantial part” of the Building or the Premises shall be considered to have been taken if, as a result of any permanent taking, the remainder of the Premises is not reasonably satisfactory for the conduct of Tenant’s business operations in the ordinary course therein, including without limitation, as a result of Tenant’s inability to access such remainder of the Premises.

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(b) In addition to the foregoing, if (i) there occurs a taking of such portion of the Garage or Tenant’s parking rights therein so as to deprive Tenant of the use of more than fifty percent (50%) of the number of parking permits to which Tenant is entitled pursuant to Article XXIV below for a period of more than one hundred eighty (180) consecutive days, and (ii) Landlord is unable to provide Tenant with (A) an equal number of substitute parking permits within a six (6)-block radius of the Building (in which event, in lieu of paying Landlord the charge for the parking permits for which Tenant is deprived of the use as a result of such taking, Tenant will contract directly for such substitute permits and Landlord will reimburse Tenant therefor in an amount not to exceed the product of the then current rate for unreserved parking permits at the Building multiplied by the number of parking permits for which Tenant is deprived of the use under this Lease) or (B) other reasonable parking accommodations, then Tenant shall have the right to terminate this Lease by providing Landlord, within thirty (30) days after the end of such one hundred eighty (180) day period, with sixty (60) days prior written notice thereof. If Tenant fails to provide such termination notice within such thirty (30)-day period, Tenant shall have no right to terminate this Lease pursuant to this Section 18.1(b). If Tenant provides such termination notice within such thirty (30)-day period, but Landlord, within sixty (60) days after the date of Tenant’s termination notice, provides Tenant with alternative parking arrangements permitted hereunder or otherwise makes available in the Garage the permits to which Tenant is entitled hereunder, Tenant’s termination notice automatically shall be void and without force or effect; otherwise, Tenant’s termination notice shall be effective as of the date that is sixty (60) days from the date of such notice.

18.2 All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damage to the Premises, the value of the unexpired term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

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ARTICLE XIX

DEFAULT BY TENANT

19.1 In addition to those events or occurrences described in this Lease as an Event of Default, the occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) If Tenant shall fail to pay any installment of base rent, additional rent or any other sums required by this Lease when due and such failure shall remain uncured for a period of five (5) days after Landlord notifies Tenant in writing of such failure; provided however, that Landlord shall not be required to give Tenant more than one (1) such written notice in any twelve (12) month period, nor more than five (5) such written notices over the Lease Term (after which time nonpayment on the date due shall constitute an Event of Default).

(b) If Tenant shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Tenant under this Lease and such violation or failure shall continue uncured for a period of thirty (30) days after Landlord notifies Tenant of such violation or failure. If such violation or failure is not capable of being cured within such thirty (30) day period, then provided Tenant commences curative action within such thirty (30) day period and proceeds diligently and in good faith thereafter to cure such violation or failure, such cure period shall be extended for a reasonable time not to exceed ninety (90) days.

(c) If Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article VII of this Lease.

(d) [Intentionally Omitted].

(e) If Tenant permits any liens to continue on the Premises, or any part thereof, beyond the periods set forth herein.

(f) If an Event of Bankruptcy, as defined in Section 20.1 of this Lease, shall occur.

(g) If an Environmental Default, as defined in Section 6.4 of this Lease, shall occur.

19.2 (a) If there shall be an Event of Default, then the provisions of this Section 19.2 shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may reenter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to reenter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under the applicable Legal Requirements, or by such other proceedings, including reentry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease required to be done or performed by Landlord shall cease, without prejudice, however, with regard to Tenant’s liability for all base rent, additional rent and other sums due under this Lease. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right

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contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole and absolute discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. If there has occurred an Event of Default under this Lease, and Landlord has either terminated this Lease or Tenant’s right of possession hereunder, and Tenant has vacated the Premises, then Landlord shall thereafter use reasonable efforts to remarket the Premises and consummate market leasing transactions. Notwithstanding anything to the contrary in this Section 19.2, Tenant expressly acknowledges that Landlord’s agreement to use reasonable efforts to relet the Premises in accordance with the terms and conditions herein specified shall in no event limit, restrict or prejudice Landlord’s right to lease all other vacant or to be vacated space in the Building prior to reletting the Premises.

(b) Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any base rent, additional rent, damages or other sum which may be due or sustained prior to such Event of Default, and for all costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees and costs, brokerage fees, expenses incurred in enforcing any of Tenant’s obligations under this Lease or in placing the Premises in Class A rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time plus other damages suffered or incurred by Landlord on account of such Event of Default (including, but not limited to late fees or other charges incurred by Landlord under any mortgage). Tenant also shall be liable for additional damages which at Landlord’s election shall be either one or any combination of the following:

(i) an amount equal to the Base Rent and additional rent due or which would have become due from the date of such Event of Default through the remainder of the Lease Term, plus all expenses (including broker and attorneys’ fees) incurred in connection with the reletting of the Premises, less the amount of rental income, if any, which Landlord actually receives during such period from others to whom Landlord may (but is not required to) relet the Premises, other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord, which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following such Event of Default and continuing until the date on which the Lease Term would have expired but for such Event of Default, it being understood that separate suits may be brought, at Landlord’s discretion, from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit

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until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed for limitations purposes not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or

(ii) an amount equal to the sum of (a) all base rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of such Event of Default through the end of the scheduled Lease Term, plus (b) all expenses (including broker and attorneys’ fees) incurred in connection with the reletting of the Premises, minus (c) any base rent, additional rent and other sums which Tenant proves by a preponderance of the evidence would be received by Landlord upon reletting of the Premises from the end of the vacancy period projected by Landlord through the expiration of the scheduled Lease Term.

The damage amounts calculated under option (ii) shall be accelerated and discounted using a discount factor equal to the yield of the Treasury Note or Bill, as appropriate, having a maturity period approximately commensurate to the remainder of the Term, and such resulting amount shall be payable to Landlord in a lump sum on demand, and Landlord may bring suit to collect any such damages at any time after an Event of Default if Tenant does not make such payment on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment.

(c) In the event Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated by either such other premises or in the period extending beyond the scheduled expiration of the Lease Term (collectively, “Extra Rent”) against Landlord’s damages. Similarly in proving the amount that would be received by Landlord upon a reletting of the Premises as set forth in subparagraph (b) above, Tenant shall not take into account the Extra Rent. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

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19.3 (a) Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, reentry or restoration of the operation of this Lease under any present or future Legal Requirements, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided.

(b) All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord hereunder or at law or in equity. All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of default or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the installments of annual base rent, additional rent or of any sums due hereunder nor any endorsement or statement on a check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate per annum (“Default Rate”) which is two percent (2%) higher than the publicly announced “prime rate” then being reported by the Bank of America, from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

19.6 If Tenant fails to make any payment of base rent or of additional rent on or before the date such payment is due and payable, Tenant shall pay to Landlord a late

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charge of five percent (5%) of the amount of such payment. In addition, such payment shall bear interest at the Default Rate from the date such payment became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall constitute additional rent due and payable hereunder with the next installment of annual base rent due hereunder.

19.7 [Intentionally Omitted].

19.8 In the event either Landlord or Tenant shall employ an attorney to enforce the other party’s covenants and obligations under this Lease, whether or not Landlord proceeds to recover possession or Landlord or Tenant commence any other proceeding against the other party, the non-prevailing party shall be liable for all costs and expenses sustained by the prevailing party in the enforcement of such covenants and obligations, including but not limited to attorneys’ fees and expenses, costs of collection and court costs.

ARTICLE XX

BANKRUPTCY

20.1 Each of the following shall be an “Event of Bankruptcy” under this Lease:

(a) Tenant’s or any guarantor’s (i) becoming insolvent, as that term is defined in Title 11 of the United States Code (“Bankruptcy Code”) or under the insolvency laws of any state, district, commonwealth or territory of the United States (“Insolvency Laws”); (ii) generally not paying its debts as they become due unless such debts are the subject of a bona fide dispute, or (iii) inability to pay its debts as they become due;

(b) The appointment of a receiver, trustee, custodian or any similar responsible party or representative for any or all of Tenant’s or any guarantor’s property or assets, or the institution of a foreclosure, replevin, forfeiture, seizure, attachment, garnishment, or any similar action, proceeding or process upon or against any of Tenant’s or any guarantor’s real, personal or other property;

(c) The filing by Tenant or any guarantor of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(d) The filing of an involuntary petition against Tenant or any guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within sixty (60) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or

(e) Tenant’s or any guarantor’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors, or otherwise consenting to the default rights or remedies of Tenant’s or any guarantor’s other creditors.

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ARTICLE XXI

SUBORDINATION

21.1 (a) This Lease and Tenant’s rights under this Lease are subject to and subordinate to the Office Ground Lease, and any other ground lease or underlying lease, first mortgage, first deed of trust, or other first lien encumbrance or indenture, together with any renewals, extensions, modifications, consolidations, and replacements of them (each a “Superior Lien”) that now or hereafter affects the Premises or any interest of Landlord in the Premises or Landlord’s interest in this Lease and the estate created by this Lease (except to the extent that the recorded instrument evidencing the Superior Lien expressly provides that this Lease is superior to the Superior Lien). The holder of any Superior Lien shall be referred to herein as a “Superior Lien Holder.” This Lease shall also be subject and subordinate to the lien of any second or junior mortgages that may hereafter encumber the Building, provided the holder of the first mortgage consents to such subordination. At any time after the execution of this Lease, a Superior Lien Holder shall have the right to declare this Lease to be superior to the lien of its Superior Lien, and Tenant agrees to execute all documents required by such holder in confirmation thereof.

(b) There are no mortgages or ground leases (other than the Office Ground Lease) encumbering the Building as of the Effective Date. Landlord shall obtain from GWU, concurrently with the execution and delivery of this Lease, a nondisturbance agreement on the form attached hereto as Exhibit J for the benefit of Tenant (“GW NDA”). In addition, Landlord shall, at no cost to Landlord, obtain from any future holder of any mortgage or deed of trust on the Building a subordination, non-disturbance and attornment agreement (“SNDA”) on such holder’s standard form. Notwithstanding anything to the contrary contained herein, subordination of this Lease to any such mortgage or deed of trust hereafter placed on the Building is conditioned upon receipt of an SNDA as described herein. In connection with each SNDA obtained in favor of Tenant, Tenant shall reimburse Landlord, as additional rent, for the out-of-pocket costs and expenses incurred by Landlord in connection therewith, up to an amount equal to One Thousand Dollars ($1,000.00) per SNDA.

21.2 In confirmation of the foregoing subordination, Tenant shall, at Landlord’s request, promptly execute, acknowledge and deliver any requisite or appropriate certificate or other document. If Tenant fails to execute, acknowledge and deliver such certificate or other document within ten (10) days after Landlord’s written request, and such failure continues for two (2) business days after a second (2nd) written notice from Landlord, Landlord and its successors and assigns will be entitled to execute, acknowledge and deliver any such certificate or other document on behalf of Tenant as Tenant’s attorney-in-fact. Tenant hereby constitutes and appoints Landlord, its successors and assigns, as Tenant’s attorney-in-fact to execute, acknowledge and deliver any such certificate or other document on behalf of Tenant. Tenant agrees that in the event any ground lease encumbering the Land is terminated, (a) Tenant shall attorn to the ground lessor and shall recognize the ground lessor as the Landlord under this Lease, (b) Tenant shall execute and deliver, upon the reasonable request of the ground lessor, an instrument evidencing its agreement to attorn to the ground lessor, and (c) Tenant hereby waives

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the provisions of any statute or rule of law which may give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event of a termination of the ground lease, and this Lease shall not be affected in any way whatsoever by any such termination of the ground lease. Tenant agrees that upon such attornment, (I) the ground lessor shall be required to provide only those services that (x) are generally and customarily provided in buildings comparable to the Building in downtown Washington, D.C., but not in the event of any force majeure affecting the Building, or (y) are expressly approved by the ground lessor in a non-disturbance agreement with Tenant, (II) the ground lessor shall not be obligated to construct or pay for any improvements required under this Lease, or pay any allowances, concessions or other amounts that may be provided for in this Lease, (III) the ground lessor shall not be bound by any payment of rent under this Lease for more than one (1) month prior to its due date, (IV) the ground lessor shall not be liable for damages for any breach, act or omission of Landlord or any prior landlord under this Lease, or subject to any offsets or defenses which Tenant may have against Landlord or any prior landlord under this Lease, (V) the ground lessor shall not be responsible for the return of any security deposit furnished to Landlord or any prior landlord under this Lease that has not been received by the ground lessor, and (VI) the ground lessor shall not be obligated to recognize the right to possession granted to Tenant under this Lease if Tenant is in default under this Lease beyond the expiration of any cure period provided for herein, and in no event shall the ground lessor be obligated to recognize any right to possession beyond the expiration date of the ground lease, unless specifically agreed to in a separate document executed by an authorized officer of the ground lessor. Tenant further agrees that in the event any proceedings are brought for the foreclosure of any mortgage encumbering the Building, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and shall recognize such purchaser as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed or any deed in lieu obtained. Tenant agrees that upon such attornment, such purchaser shall not (i) be bound by any payment of annual base rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such purchaser; (ii) be bound by any amendment of this Lease made without the consent of any lender providing construction or permanent financing for the Building; (iii) be liable for damages for any act or omission of any prior landlord; (iv) be subject to any offsets or defenses which Tenant might have against any prior landlord (expressly excluding any offset to which Tenant is entitled pursuant to Paragraph 6(d) of Exhibit B hereto); (v) be obligated for construction of any improvements otherwise to be constructed by Landlord under this Lease; or (vi) be obligated under any provision of this Lease setting forth terms of indemnification by Landlord of Tenant. After succeeding to Landlord’s interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building. Upon request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming its attornment.

21.3 (a) After receiving notice from any person, firm or other entity that it holds Superior Lien, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Superior Lien Holder; provided,

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however, that Tenant shall have been furnished with the name and address of such Superior Lien Holder. The curing of any of Landlord’s defaults by such Superior Lien Holder shall be treated as performance by Landlord.

(b) In addition to the time afforded Landlord for the curing of any default, any such Superior Lien Holder shall have such additional time as may be necessary given the nature and extent of the default (including such time as may be necessary in order to foreclose the mortgage, deed of trust or other similar security instrument, or obtain a deed in lieu therefor or otherwise obtain possession of the Land and Building) after the expiration of the period allowed to Landlord for the cure of any such default within which to cure such default so long as any such holder, trustee or ground lessor acts with reasonable diligence.

(c) In the event that any lender providing construction or permanent financing or any refinancing for the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, (iii) do not increase the rent and other sums to be paid by Tenant hereunder and (iv) do not diminish in a material manner any of Tenant’s other rights under this Lease or increase any of Tenant’s other obligations or liabilities under this Lease, Landlord may submit to Tenant a written amendment to this Lease incorporating such required changes, and Tenant hereby covenants and agrees to execute, acknowledge and deliver such amendment to Landlord within five (5) days of Tenant’s receipt thereof.

ARTICLE XXII

HOLDING OVER

22.1 In the event that Tenant shall not immediately surrender the Premises on the date of the expiration of the Lease Term, Tenant shall become a tenant by the month at a base rent and additional rent equal to one hundred fifty percent (150%) of the amount of the annual base rent and all additional rent in effect during the last month of the Lease Term. Said monthly tenancy shall commence on the first day following the expiration of the Lease Term. As a monthly tenant, Tenant shall be subject to all the terms, conditions, covenants and agreements of this Lease. Tenant shall give to Landlord at least thirty (30) days’ written notice of any intention to quit the Premises. Tenant shall be entitled to thirty (30) days’ written notice to quit the Premises, which notice shall not be given until the expiration of the Lease Term, unless Tenant is in default hereunder, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days’ notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 22.1, in the event that Tenant shall hold over after the expiration of the Lease Term, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Lease Term, then at any time prior to Landlord’s acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the jurisdiction in which the Building is located.

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ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay all rent when due and punctually perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease, including, without limitation, Section 23.2 hereof. Tenant acknowledges and agrees that its leasehold estate in and to the Premises vests on the date this Lease is executed, notwithstanding that the term of this Lease will not commence until a future date.

23.2 Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address or name of the Building, or the arrangement or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building (provided same does not materially, adversely affect Tenant’s use of or access to the Premises); (ii) to erect, use and maintain pipes and conduits in and through the concealed portions of the Premises; (iii) to grant to anyone the exclusive right to conduct any particular legal business or undertaking in the Building; (iii) in the event that Tenant vacates the Premises prior to the expiration of the Lease Term, to make alterations to or otherwise prepare the Premises for re-occupancy by another tenant without relieving Tenant of its obligation to pay all base rent, additional rent and other sums due under this Lease through such expiration; and (iv) to grant anyone the exclusive right from time to time on a temporary basis to use any portion of the common public areas of the Building (provided it does not materially, adversely affect Tenant’s use of or access to the Premises). Landlord shall use commercially reasonable efforts to minimize any interference to the operation of Tenant’s business in the Premises as a result of the exercise of such rights; provided that Landlord shall not be required to incur any additional, unusual risk, cost, or expense in connection therewith. Provided Landlord acts prudently and complies with the immediately preceding sentence, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or of Tenant’s use or occupancy of the Premises.

ARTICLE XXIV

PARKING

24.1 Upon the written request of Tenant received by Landlord on or before the Lease Commencement Date, Landlord agrees to make available to Tenant and its employees and to Tenant’s permitted subtenants monthly parking permits in an aggregate amount not to exceed one (1) monthly parking permit for each one thousand three hundred fifty (1,350) square feet of above grade rentable area in the Premises (excluding any storage space leased by Tenant) for the parking of standard-sized and compact passenger vehicles,

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including standard-sized sport utility vehicles, in the Office Parking Area of the Garage on a non-exclusive, unassigned, first-come, first-served basis. Tenant hereby elects to so purchase the entire amount of unreserved parking permits available to Tenant in accordance with the foregoing. Notwithstanding the foregoing, by providing written notice to Landlord on or before the Lease Commencement Date, Tenant may elect to convert up to five (5) of such unreserved monthly parking permits from Tenant’s parking ratio to reserved parking permits, in locations to be designated by Landlord and/or the garage operator in their sole discretion, which notice shall state the number of permits (up to the aforesaid maximum of 5 permits) that Tenant wishes to convert, it being understood and agreed that any such reserved parking permits shall be a part of, and not in addition to, Tenant’s total ratio of one permit for every 1,350 rentable square feet of above grade rentable area in the Premises. Further notwithstanding the foregoing, upon the written request of Tenant delivered to Landlord concurrently with Tenant’s execution and delivery of this Lease, Landlord agrees to make available to Tenant up to five (5) temporary additional monthly parking permits for the parking of standard-sized and compact passenger vehicles, including standard-sized sport utility vehicles, in the Garage on a non-exclusive, unassigned, first-come, first-served basis (the “Temporary Permits”). Any such Temporary Permits so elected by Tenant shall be subject to all of the terms and conditions of this Article XXIV that are applicable to Tenant’s unreserved permits comprising Tenant’s parking ratio, except that, on thirty (30) days prior written notice to Tenant, Landlord shall have the right to recapture all or any of such Temporary Permits if Landlord needs the same in connection with the leasing of the Building (i.e., such Temporary Permits may be recaptured for Building occupants, but not for daily parkers that do not occupy the Building), in which event Tenant shall have no further right or obligation with respect thereto. The charge for all such permits shall be the prevailing rates for unreserved and reserved parking permits (as applicable) charged from time to time by Landlord or the operator of the Garage. Notwithstanding the foregoing, Landlord does not guarantee (a) the right to convert any such unreserved monthly parking permits to reserved parking permits following the Lease Commencement Date if and to the extent that Tenant does not provide written notice to Landlord converting such monthly parking permits (up to the aforesaid maximum of 5 permits) on or before the Lease Commencement Date, or (b) the right to any such reserved or unreserved parking permits hereunder if Tenant fails continuously to maintain such permits.

24.2 It is understood and agreed that the Office Parking Area of the Garage will be operated on a self-parking basis, including without limitation, stacked self-park spaces, and that no specific parking spaces will be allocated for use by Tenant. Landlord reserves the right to establish other parking controls, rules or regulations, at any time and in its commercially reasonable discretion. Each user of the Office Parking Area of the Garage will have the right to park in any available unreserved parking space in accordance with regulations of uniform applicability promulgated by Landlord or the Garage operator. Notwithstanding anything herein to the contrary, Landlord hereby reserves the right from time to time to designate any portion of the Office Parking Area of the Garage to be used exclusively by Building visitors, retail patrons to the Building, other tenants of the Building, and/or members of the public.

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24.3 Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Garage and shall at all times abide by all rules and regulations promulgated by Landlord or the Garage operator governing its use. Tenant’s employees having the use of monthly parking permits shall be required to display an identification or parking sticker at all times in all vehicles parked in the Garage. Any car not displaying such a sticker may be towed away at the vehicle owner’s expense in accordance with the Garage rules and regulations. In addition, Landlord’s and Tenant’s use of the Garage shall be subject to all Legal Requirements. If an employee of Tenant or other person who has been issued a permit for standard unreserved parking in the Garage parks in a reserved parking space or in areas of the Garage that are designated as reserved for the exclusive use of tenants other than Tenant, such employee shall be subject to enforcement measures, which may include violation ticketing at 125% of the daily parking rates then in effect in the Garage. If any violation fee is not paid to an attendant at the time of departure, the violator will be billed and if such violation fee is not paid by the violator within thirty (30) days following the date of invoice, such unpaid sums will be charged to and become the responsibility of Tenant.

24.4 The Office Parking Area of the Garage will remain open on Monday through Friday (excluding legal holidays) during the normal hours of operation of the Building on such days. Landlord reserves the right to close the Garage during periods of unusually inclement weather and portions of the Garage during periods of repair, cleaning and/or maintenance. At all times when the Garage is closed, monthly permit holders shall be afforded access to the Garage by means of a magnetic card or other procedure provided by Landlord or the Garage operator.

24.5 It is understood and agreed that Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any vehicles parked in the Garage or to any personal property located therein, or for any injury sustained by any person in or about the Garage, and in no event shall Landlord or any employee, agent or contractor of Landlord be required to monitor or respond to any panic alarms within the Garage.

ARTICLE XXV

GENERAL PROVISIONS

25.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

25.2 Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

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25.3 Landlord recognizes Studley, Inc. (“Broker”) as the sole broker procuring this Lease and shall pay said Broker a commission pursuant to a separate agreement between said Broker and Landlord. Landlord and Tenant each represent and warrant to the other that, except as provided in the preceding sentence, neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Landlord or Tenant or with whom Landlord or Tenant has dealt in connection with this Lease, other than the Broker.

25.4 (a) Tenant agrees, at any time and from time to time, upon not less than ten (10) days’ prior written notice from Landlord, to execute, acknowledge and deliver to Landlord a true statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant, (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default, (iv) stating the address to which notices to Tenant are to be sent, and (v) stating such other information as Landlord, Lender or any other holder of a mortgage secured by the Building may request on such form as Landlord, Lender or such holder may reasonably request. If Tenant fails to execute, acknowledge and deliver any such written statement within the aforesaid ten (10) day period, and such failure continues for two (2) business days after a second (2nd) written notice from Landlord, then Tenant shall be deemed to have constituted and appointed Landlord as Tenant’s attorney-in-fact to execute any such certificate or other document for or on behalf of Tenant. Any such statement delivered by Tenant may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or such Land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee.

(b) On each anniversary of the Effective Date, Tenant shall deliver to Landlord Tenant’s financial statements, audited by a certified independent public accountant, for the fiscal year ending in the previous calendar year stating, among other things, Tenant’s revenues and net income; provided, however, that during any such period for which (i) Tenant is not a public company and (ii) Tenant does not prepare audited financial statements in the ordinary course of Tenant’s business, then Tenant shall satisfy the requirement hereunder by delivering to Landlord Tenant’s financial statements certified by Tenant’s chief financial officer. Tenant shall make its chief financial officer available to answer any questions Landlord may have concerning such financial statements and shall deliver any additional information reasonably requested by Landlord to clarify or verify the data shown on the statements provided pursuant to the preceding sentence, provided Landlord agrees to hold the financial statements and other such additional information subject to customary confidentiality conditions. Notwithstanding the foregoing, Tenant shall not be required to deliver to Landlord any such financial statements hereunder during any period in which Tenant’s then-current, complete annual financial statements, audited by an independent certified public accountant, are publicly available on Tenant’s website.

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25.5 Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Lease, the relationship of landlord and tenant hereunder, Tenant’s use or occupancy of the Premises, or any claim of injury or damage.

25.6 All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), or if sent by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, when received or refused to the following addresses: (i) if to Landlord at c/o Boston Properties, 505 9th Street, N.W., Suite 800, Washington, D.C. 20004, Attn: Regional Counsel, with a copy to Boston Properties, 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: General Counsel, (ii) if to Tenant, at the Premises, except that prior to the Lease Commencement Date, notices to Tenant shall be sent to such address as Tenant shall designate and inform Landlord in accordance with this Section 25.6. Either party may change its address for the giving of notices by notice given in accordance with this Section.

25.7 If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

25.8 Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

25.9 The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

25.10 This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

25.11 This Lease shall be governed by and construed in accordance with the laws of the jurisdiction in which the Building is located, without regard to the conflicts of laws principles.

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25.12 Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

25.13 The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

25.14 Time is of the essence of each provision of this Lease.

25.15 Neither this Lease nor a memorandum thereof shall be recorded.

25.16 Except as otherwise provided in this Lease, any amounts (whether referenced herein as “Additional Rent” or “additional rent”) owed by Tenant to Landlord, and any cost, expense, damage, or liability shall be paid by Tenant to Landlord no later than the later of (i) twenty (20) days after the date Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage or liability, or (ii) the day the next monthly installment of annual base rent is due. If any payment hereunder is due after the end of the Lease Term, such additional rent or such cost, expense, damage or liability shall be paid by Tenant to Landlord not later than twenty (20) days after Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage or liability.

25.17 All of Tenant’s duties and obligations hereunder, including but not limited to Tenant’s duties and obligations to pay annual base rent, additional rent and the costs, expenses, damages and liabilities incurred by Landlord for which Tenant is liable, shall survive the expiration or earlier termination of this Lease for any reason whatsoever. Landlord’s obligation to refund to Tenant any Security Deposit or overpayment made by Tenant pursuant to Article IV or Article V shall likewise survive the expiration or earlier termination of this Lease.

25.18 In the event Landlord is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, governmental act, action or inaction (including, without limitation, government delays in issuing any required building, construction, occupancy or other permit, certificate or approval or performing any inspection or review in connection therewith), act(s) of war, terror or terrorism, strike, labor dispute, inability to procure materials, or any other cause beyond Landlord’s reasonable control (whether similar or dissimilar) (each a “Force Majeure Event”), then Landlord shall be excused from performing the affected obligations for the period of such delay, interruption or prevention.

25.19 Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

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25.20 Landlord and Tenant agree that the terms and conditions of this Lease shall remain confidential and shall not be disclosed, directly or indirectly, to any individual or entity by either Landlord or Tenant without the express written consent of the other, with the exception of consultants, employees, agents, lawyers, accountants and other professionals employed or retained directly by either or both of the parties to negotiate or work on this Lease who have a legitimate need to know such information and any other disclosures as may be required to comply with applicable Legal Requirements (including without limitation, SEC reporting and disclosure laws) or otherwise required by a court of law or in connection with any other legal arbitration or dispute resolution proceeding. In the event Tenant is required by a court of law or in connection with any other legal arbitration or dispute resolution proceeding to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of this Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. Any and all public announcements regarding this Lease and any public announcement using either party’s name must be approved in writing by such party prior to publication or other dissemination.

25.21 [Intentionally Omitted].

25.22 Landlord and Tenant each hereby covenant and agree that each and every provision of this Lease has been jointly and mutually negotiated and authorized by both Landlord and Tenant; and, in the event of any dispute arising out of any provision of this Lease, Landlord and Tenant do hereby waive any claim of authorship against the other party.

25.23 The term “days,” as used herein, shall mean actual days occurring, including, Saturdays, Sundays and holidays. The term “business days” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that it is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.

25.24 This Lease includes and incorporates Rider No.1 and Exhibits A, B, C, D, E, F, G, H, I and J to this Lease.

25.25 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (a) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (b) Tenant is not (nor is it owned or controlled, directly or indirectly,

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by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (c) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (i) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Article XIX of this Lease and shall be covered by the indemnity provisions of this Lease, (ii) Tenant shall be responsible for ensuring that all assignees of this Lease and all subtenants or other occupants of the Premises comply with the foregoing representations and warranties, and (iii) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

25.26 Landlord represents and warrants to Tenant, as of the date hereof, that there is no mortgage lien affecting the Building or Landlord’s interest therein, and Landlord owns a leasehold estate in and to the Land.

ARTICLE XXVI

COMMUNICATIONS AND ACCESS; BUILDING RISERS

26.1 Landlord agrees that, provided there does not exist an Event of Default by Tenant under this Lease, Tenant and its contractor shall be permitted non-exclusive access equal to its proportionate share (as determined from time to time based upon the number of rentable square feet of office space Tenant is leasing in the Building from Landlord) of the available space in the Building risers and telecommunications closets, including without limitation the space above the ceilings and below the floors of the Premises, except such risers or closets being utilized exclusively by Landlord or other tenants in the Building (and excluding, in any event, such Building risers and/or telecommunications closets located in mechanical rooms, basement space or other common and/or public areas of the Building) (collectively, “Risers”), at no additional charge therefor, for the sole purpose of installing cabling and telecommunications equipment therein; provided, however, that:

(a) Tenant shall submit to Landlord for Landlord’s prior written approval (which approval shall not be unreasonably withheld or delayed) reasonably detailed plans and specifications showing the locations within the Risers where such cabling and equipment will be installed. Tenant shall appropriately mark and/or tag all such cabling and equipment as reasonably required by Landlord to identify the owner and/or user thereof. If any such cabling and/or equipment are installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove same within thirty (30) days after written

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notice from Landlord to do so, then Landlord shall have the right to remove and correct such improvements and restore the Risers to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Tenant shall not be entitled to use or occupy a disproportionate amount of the available space in the Risers, based upon the proportion of the rentable area then being leased by Tenant to the aggregate rentable office area in the Building. Landlord makes no representation or warranty that the Risers will be adequate to satisfy Tenant’s needs. Tenant has previously inspected the Riser space and has satisfied itself as to the adequacy of such space.

(b) Tenant and its contractor shall coordinate any access to the Risers with Landlord’s property manager for the Building.

(c) Tenant shall pay, as additional rent, all actual, out of pocket costs and expenses reasonably incurred by Landlord in connection with performance of such work by or on behalf of Tenant or its contractors, agents or employees.

(d) Tenant and its contractor shall conduct their work in a manner that shall minimize disruption and inconvenience to other tenants and occupants of the Building.

(e) During the installation, maintenance, repair, replacement, and removal of such cabling and equipment, Tenant shall keep all public areas of the Building where such work is being performed neat and clean at all times and Tenant shall remove or cause all debris to be removed from the Building at the end of each work day.

(f) Tenant shall promptly repair, at its sole cost and expense, any damage done to the Building or to the premises of any other tenant in the Building and to any electrical, mechanical, HVAC, sprinkler, life safety and other operating system serving the Building or other common areas appurtenant to the Building that are caused by or arise out of any work performed by Tenant or its contractor pursuant to this Section.

(g) Any contractor performing such work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(h) In performing such work, Tenant and its contractor shall observe Landlord’s rules and regulations regarding the construction, installation, and removal of Tenant improvements in the Building, which rules and regulations, together with any modifications thereto, shall be provided to Tenant, in writing, prior to enforcement.

(i) Tenant shall be solely responsible at its sole cost and expense to correct and to repair any work or materials installed by Tenant or Tenant’s contractor. Landlord shall have no liability to Tenant whatsoever on account of any work performed or material provided by Tenant or its contractor.

(j) Tenant shall remove, at Tenant’s sole cost and expense, all cabling and equipment installed by or on behalf of Tenant or other occupants of the Premises from the

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Risers, by no later than the expiration or earlier termination of this Lease, if and to the extent removal is required by the National Electric Code or other applicable Legal Requirements. All damages and injury to the Risers, the Premises or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense and in a manner approved by Landlord.

(k) Landlord’s representative shall have the right to inspect any work performed by Tenant or its contractor during the normal hours of operation of the Building or such other hours as Landlord may request.

(l) All work done and materials furnished by Tenant and/or its contractor shall be of good quality, shall be performed in a good and workmanlike manner and in accordance and compliance with all applicable Legal Requirements and the other applicable provisions of this Lease.

(m) Any casualty or other damage to all or any portion of the Risers shall not affect Tenant’s obligations, duties, or responsibilities under this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on or as of the day and year first above written.

LANDLORD:

SQUARE 54 OFFICE OWNER LLC, a Delaware limited liability company

By:	BP/DC Properties, Inc., a Maryland corporation, its sole member and manager

	By:	/s/ Raymond A. Ritchey	(SEAL)
	Name:	Raymond A. Ritchey
	Title:	Executive Vice President

TENANT:

VANDA PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ James P. Kelly		(SEAL)
Name:	James P. Kelly
Title:	Senior Vice President and Chief Financial Officer

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RIDER NO. 1

RENEWAL

THIS RIDER NO. 1, RENEWAL (“Rider”), is attached to and made a part of that certain Lease dated July 25, 2011 (“Lease”), by and between SQUARE 54 OFFICE OWNER LLC, a Delaware limited liability company (“Landlord”), and VANDA PHARMACEUTICALS INC., a Delaware corporation (“Tenant”). The terms used in this Rider which are defined in the Lease have the same meanings as provided in the Lease.

WITNESSETH, that for and in consideration of Tenant’s entering into the Lease described above, and other good and valuable consideration, and intending to be legally bound hereby, Landlord hereby grants to Tenant the subordinate right to renew the initial term of the Lease upon the following terms and conditions:

1. Landlord hereby grants to Tenant the subordinate and conditional right, exercisable at Tenant’s option, to renew the term of the Lease for one (1) additional term of five (5) years. If timely exercised and if the conditions applicable thereto have been satisfied, such renewal term (“Renewal Term”) shall commence immediately following the end of the initial term provided in Section 2.1 of the Lease. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice of the exercise thereof (“Renewal Option Notice”) not less than twelve (12) months (“Outside Notice Deadline”) and not more than fourteen (14) months prior to the expiration of the initial term of the Lease. In the event that a Renewal Option Notice is not given in a timely manner, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect. If Tenant is in default under the Lease on the date the Renewal Option Notice is given or any time thereafter, on or before the commencement date of the Renewal Term, then, at Landlord’s option, the Renewal Option Notice shall be totally ineffective and Tenant’s right of renewal as to the Renewal Term shall lapse and be of no further force or effect. Notwithstanding the foregoing, if Tenant is in default under this Lease on the date Tenant delivers to Landlord the Renewal Option Notice or such default occurs following Tenant’s delivery of the Renewal Option Notice, and Tenant cures such default in full within the applicable notice and cure period provided pursuant to Section 19.1 of the Lease, but in all events on or before the Outside Notice Deadline, then Tenant’s right of renewal hereunder shall not be voided on account of such default.

(b) Promptly following Landlord’s timely receipt of the Renewal Option Notice for the Renewal Term, Landlord and Tenant shall commence negotiations concerning the amount of annual base rent which shall be payable during each year of the Renewal Term and the Lease security that may be required, it being intended that such annual base rent shall be equal to the then prevailing fair market rent for the Premises. The parties shall have thirty (30) days after Landlord’s receipt of the Renewal Option Notice in which to agree on the annual base rent which shall be payable during each year of the Renewal Term and the Lease

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security that may be required. The parties shall be obligated to conduct such negotiations in good faith. Among the factors to be considered by the parties during such negotiations shall be (i) the general office rental market for Class A office buildings in the Market Area, (ii) rental rates then being obtained (or quoted if comparables are not readily available) by other building owners for office buildings of comparable size, location and quality to the Building in the Market Area, (iii) the rental rates then being obtained by Landlord for comparable office space, in “as is” condition, in the Building, (iv) escalations and pass throughs of Operating Expenses as provided in the Lease, (v) concession packages then being obtained (or offered if comparables are not readily available) by other building owners for office buildings in the Market Area of comparable size, location and quality to the Building, (vi) concession packages then being obtained by Landlord for comparable office space in “as-is” condition in the Building, and (vii) consideration of what would constitute an appropriate security deposit securing the performance of Tenant’s obligations with respect to the Renewal Term, given Tenant’s creditworthiness at the time, any out-of-pocket expenditures by Landlord in connection with such renewal, and prevailing market conditions at the time, and Tenant shall be required to post any such security as a condition to the Renewal Term. If the parties agree on the base rent payable during each year of the Renewal Term, they shall promptly execute an amendment to the Lease stating the rent so agreed upon.

(c) If, during such thirty (30) day period referred to in subparagraph (b) above, the parties are unable to agree on the base rent payable during the Renewal Term, then (i) the fair market rent and Lease security and (ii) the related fair market concessions, abatements and allowances, if any, that will be applicable thereto shall be determined in accordance with the procedure set forth in this subparagraph (c). Within ten (10) days after expiration of such thirty (30) day period, the parties shall appoint a real estate broker (“Broker”) who shall be mutually agreeable to both Landlord and Tenant, shall be a member of the National Association of Realtors or the Greater Washington, D.C. Association of Realtors, and shall have at least ten (10) years relevant experience in office rentals in the Market Area. If the parties are unable to agree on a Broker within such ten (10) day period, then each party, within five (5) days after the expiration of the aforesaid ten (10) day period, shall appoint a Broker (with the same qualifications) and the two Brokers shall together appoint a third Broker with the same qualifications (“Third Broker”). The original agreed upon Broker, if applicable, or two Brokers appointed shall determine, within thirty (30) days after appointment, the then fair market base rent and Lease security (and related fair market concessions, abatements and allowances, if any) that will be applicable to the Premises for the Renewal Term. Among the factors to be considered by the Broker or Brokers in determining the fair market base rent and Lease security for the Premises (and related fair market concessions, abatements and allowances, if any ) that will be applicable during the Renewal Term shall be those factors set out in subparagraph (b) above. The fair market rent arrived at by the Broker, if only one, (or if more than one Broker and the original two (2) Brokers appointed by the parties agree on a fair market rent), shall be used as the fair market base rent for the Renewal Term. If more than one Broker is appointed and the Brokers reach different determinations, and the parties are unable to reach agreement within five (5) business days of receipt of both Brokers’ determinations, then, the Third Broker shall determine within thirty (30) days of receipt of both Brokers’ determinations, which of the Brokers’ determination of the fair market base rent and lease security for the Premises (and related fair market

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concessions, abatements and allowances, if any) will be applicable for the Renewal Term. The fair market base rent and Lease security (market concessions, abatements and allowances, if any) selected by the Third Broker shall be used for the Renewal Term. Landlord and Tenant shall each bear the cost of its Broker and shall share equally the cost of the Third Broker.

(d) During the Renewal Term, all the terms, conditions, covenants and agreements set forth in the Lease shall continue to apply and be binding upon Landlord and Tenant, except that (i) the annual base rent payable during each year of the Renewal Term shall be the amount agreed upon by Landlord and Tenant in the manner provided in Paragraphs 1(b) and (c) above, and (ii) in no event shall Tenant have the right to renew the term of the Lease, or any renewal term thereof, beyond the expiration of the Renewal Term, and (iii) no abatements, allowances or other concessions shall apply during the Renewal Term, except to the extent otherwise agreed to by the parties in accordance with this Rider, and (iv) Landlord shall not be responsible for any brokerage commissions in connection with the Renewal Term.

2. Tenant’s rights under this Rider are personal to and may be exercised only by Tenant and shall not be exercisable by any assignee or subtenant of Tenant (except for any assignee that is a Permitted Transferee pursuant to Section 7.4 of the Lease).

3. Tenant shall not be entitled to renew the Term of this Lease, and Tenant’s rights under this Rider shall lapse and be of no further force or effect, if, at the time Tenant would otherwise be entitled to exercise its rights of renewal (or at any time thereafter prior to the commencement of the Renewal Term), Tenant is leasing less than one hundred percent (100%) or occupying less than seventy-five percent (75%) of the rentable area contained in the Premises as of the Effective Date.

4. Notwithstanding anything herein or in the Lease to the contrary, Tenant’s rights under this Rider are subject and subordinate to the right of Hunton & Williams LLP (and its successors and assigns) to expand into the Premises pursuant to expansion rights contained in Hunton & Williams LLP’s lease pursuant to the mutual agreement of Landlord and Hunton & Williams LLP.

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